JNL Series Trust 485BPOS

Exhibit 99.28(p)(4)

Code of Ethics	2023

employment scope

EMPLOYEE TYPE	DEFINITION	IN SCOPE
EMPLOYEE	EMPLOYEE	YES
PARTNER	PARTNER	YES
FIXED TERM	EMPLOYEE	YES
TEMPORARY AND AGENCY STAFF	CONTINGENT WORKER	YES
INTERNS AND SUMMER STUDENTS	EMPLOYEE	YES
SECONDEES	EMPLOYEE	YES
INDIVIDUALS PROVIDING SERVICES VIA PERSONAL SERVICE COMPANIES	CONTINGENT WORKER	YES
CONTRACTORS (WITH SYSTEMS ACCESS)	CONTINGENT WORKER	YES
INDEPENDENT NON-EXECUTIVE DIRECTORS OF BG ENTITIES	CONTINGENT WORKER	NO
NON-EXECUTIVE DIRECTORS OF MUBG	CONTINGENT WORKER	NO
STAFF PENSION SCHEME TRUSTEES	CONTINGENT WORKER	NO

ENTITY SCOPE

ENTITIES	ACRONYM	IN SCOPE
BAILLIE GIFFORD & CO	BG&Co	YES
BAILLIE GIFFORD & CO LTD	BG&CoLtd	YES
BAILLIE GIFFORD OVERSEAS LTDx	BGO	YES
MITSUBISHI UFJ BAILLIE GIFFORD ASSET MANAGEMENT LIMITED	MUBG	YES
BAILLIE GIFFORD INTERNATIONAL LLC	BGI	YES
BAILLIE GIFFORD FUNDS SERVICES LLC	BGFS	YES
BAILLIE GIFFORD ASIA (HONG KONG) LTD	BGA(HK)	YES
BAILLIE GIFFORD INVESTMENT MANAGEMENT (EUROPE) LTD	BGE	YES
BAILLIE GIFFORD INVESTMENT MANAGEMENT (SHANGHAI) LTD	BGIMS	YES
BAILLIE GIFFORD OVERSEAS INVESTMENT FUND MANAGEMENT (SHANGHAI) LTD	BGQS	YES

REGULATORY SCOPE

REGULATORY AUTHORITY	ACRONYM	IN SCOPE
ASSET MANAGEMENT ASSOCIATION OF CHINA	AMAC	YES
AUSTRALIAN SECURITIES & INVESTMENT COMMISSION	ASIC	YES
CENTRAL BANK OF IRELAND	CBoI	YES
DUTCH AUTHORITY FOR THE FINANCIAL MARKETS	AFM	YES
FEDERAL FINANCIAL SUPERVISORY AUTHORITY	BaFIN	YES
FINANCIAL CONDUCT AUTHORITY	FCA	YES
FINANCIAL INDUSTRY REGULATORY AUTHORITY	FINRA	YES
FINANCIAL SECTOR CONDUCT AUTHORITY	FSCA	YES
FINANCIAL SERVICES COMMISSION	FSC	YES
ONTARIO SECURITIES COMMISSION	OSC	YES
SECURITIES & EXCHANGE COMMISSION	SEC	YES
SECURITIES & FUTURES COMMISSION	SFC	YES
SWISS FINANCIAL MARKET SUPERVISORY AUTHORITY	FINMA	YES

Code of Ethics	2023

Contents

Index of Updates	5
1. Introduction	9
2. Ethical Principles	10
3. Conflicts of Interest	13
4. Personal Account Dealing Policy	17
5. Inducements Policy	24
6. Acknowledgement and Certification	24
Appendix 1	31

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OWNER / DEPARTMENT	MICHAEL MURRAY / COMPLIANCE
APPROVAL COMMITTEE / BOARD	GROUP COMPLIANCE COMMITTEE
ANNUAL REVIEW MONTH	MAY
BUSNESS USE	INTERNAL AND EXTERNAL
DATE OF FIRST PUBLICATION	8 JANUARY 2007

Code of Ethics	2023

Index of Updates

DATE	COMMENTS	MATERIAL CHANGE	REGULATORY REQUIREMENT	RISK ASSESSMENT	BOARD OR COMMITTEE APPROVAL
October 2017	Changes made to reflect MiFID II requirements. New requirements on Inducements relating to MiFID, equivalent third country or optional exemption business under FCA COBS 2.3A for firms which make personal recommendations to a retail client in the UK and, in particular, rules on inducements relating to the provision of investment services and ancillary services that the FCA will adopt under new FCA COBS 2.3A 5R. Chapter 5 updated with minor housekeeping changes throughout.	YES	YES	-	YES
May 2018	4.5.1. Separate broker notification letter for BGFS representatives no longer required. 4.5.1. New paragraph added about broker confirmations. 4.8. Minor updates to description of unlisted investments in the summary table. Minor housekeeping changes throughout the policy to change all references to holdings reports to Code of Ethics Declarations.	NO	NO	-	YES
August 2018	Minor updates to summary table in section 4.8 to include references to cryptocurrencies and structured deposits.	NO	NO	-	YES
September 2018	Removal of references to Baillie Gifford Life Limited. This entity is no longer carrying out insurance business and has applied for the cancellation of all its regulatory permissions.	NO	NO	-	YES
October 2018	New Guidance for partners and staff considering external appointments section added to the Conflicts of Interest chapter of the Code of Ethics Policy, plus a link to the guidance note. Not a material change as this is the publication of guidance and not a Code of Ethics Policy change. Summary table in section 4.8 updated to consolidate the two rows relating to exchange traded funds into one row.	NO	NO	-	YES
November 2018	Housekeeping update to the PA dealing policy following changes to the workplace pension arrangements.	NO	NO	-	YES
January 2019	Additional client requirement added to the list of clients with specific requirements link in section 5.1.15. Change of job title for Lindsay Gold from Head of Compliance to Compliance Director (Page 5). Reference to CFTC added in Section 6.0. Changes to ensure BGE is covered by the policy.	NO NO NO NO	NO NO YES NO	-	YES
March 2019	Updates to summary table in section 4.8 to reflect the 3 security types added. Certificate of Deposit, Fixed Term Deposit and Fixed Term Bond.	NO	NO	-	YES
April 2019	Changed Lindsay Gold’s title from Head of Compliance to Compliance Director and changed Monitoring, Ethics Conduct and Assurance team name to Monitoring and Ethics team.	NO	NO	-	YES

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July 2019	Update prolitical contributions sections to confirm that pre-clearance can be obtained from US based Compliance Counsel and the Code of Ethics team, rather than the Compliance Director.	NO	NO	-	YES
September 2019	Updates made to reference the new FCA Conduct Rules introduced under SMCR and make enhancements to the Outside Business Interests section.	YES	YES	-	YES
September 2019	OBI section of the policy updates to include a new table of examples and a new streamlined process which consolidates the pre-existing Code of Ethics policy and the HR OBI and Employment Policy which has since been decommissioned.	YES	NO	-	YES
September 2019	Whistleblowing Policy removed (now standalone), BGA(HK) semi-annual declaration process referenced and various housekeeping amendments.	NO	NO	-	YES
December 2020	Housekeeping changes to change ‘unlisted investments’ to ‘private companies’ and clarifying personal associations	NO	NO	-	YES
January 2021	Alastair Maclean replaces Lindsay Gold, as Director, Group Compliance and Legal.	NO	YES	-	YES
May 2021	Addition of section 3.4.3 Disclosure Procedures for External Board/Committee Appointments. Minor housekeeping updates to clarify the policy which included: adding ETFs to the section in 4.3; FX and cryptocurrency in 4.4.2.1; Automatic sales for fees in 4.4.2.2; updating various links throughout the policy; updating the Group Compliance and Legal Director title throughout.	NO	NO	-	YES
August 2021	Housekeeping changes: No change to process, tidying up policy wording and making it clearer.	NO	NO	-	YES
January 2022	References to: 1) Compliance Monitoring and Ethics Team updated to Compliance Code of Ethics Team; and 2) Head of Compliance Monitoring and Ethics updated to Head of Group Compliance Staff Regulatory Responsibilities.	NO	NO	-	YES
March 2022	Post-Brexit updates made for UK/EU MiFID references throughout the policy. Name change for the Policies Training & Reporting team to Events & Global Registrations team.	NO	NO	-	YES
May 2022	Following a query from an Investment Trust Board, we have decided to tighten up the language around PA dealing during BG Investment Trust share buy-backs. New section 4.4.5. added. Various minor housekeeping updates.	NO NO	NO NO	-	YES
October 2022	Additional language added to clarify the definition of ‘immediate family member’ and ‘known close associate’ regarding the subject of Politically Exposed Appointments in section 3.4.1 Types of Outside Business Interests.	NO	NO	-	YES
January 2023	Incorporate South Korea’s Anti-Graft Rule in section 5.5.	NO	YES	-	YES
April 2023	Various minor housekeeping updates. Events & Global Registrations team changed to Global Regulatory Registrations and Reporting team.	NO	NO	-	YES

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April 2023	Update to “covered securities” sections 4.3 and 4.8 to cover: stock tokens and terminology around ETPs and ETFs.	NO	NO	-	YES
April 2023	Minor update to section 3.4.4 Personal Associations. Additional sentence added to clarify the existing conflicts disclosure requirement that any relevant personal associations within BG that could give rise to a potential conflict of interest, should be disclosed to Compliance.	NO	NO	-	YES
April 2023	Agreed at the Policy Review Sub Group to remove references to the Compliance Committee from the Interpretation and Waiver section.	NO	NO	-	YES
April 2023	Code of Ethics Policy reviewed from a Consumer Duty perspective and minor wording changes made to the Purpose and Guiding Ethical Principles sections.	NO	YES	-	YES
April 2023	Agreed at the Policy Review Sub Group to remove references to specific regulators in order to simplify/make this a Group Policy.	NO	NO	-	YES
May 2023	Reference to Compliance Counsel updated to North American Compliance Team in section 5.1.6.	NO	NO	-	NO
August 2023	Clarified staff in scope of conduct rules in section 2.1.	NO	NO	-	NO
September 2023	Clarification added for Outside Business Interests disclosure	NO	NO	-	NO
February 2024	Various housekeeping changes/additional points of clarity in relation to business lunches/dinners, gifts and entertainment. This follows recommendations from Compliance Monitoring. None of these changes are material.	NO	NO	-	NO

Code of Ethics	2023

Letter from THE MANAGING Partner and Group Compliance, Legal and Governance Services Director

Dear Colleagues,

The Code of Ethics Policy is a very important area for us because our clients have put a great deal of trust in Baillie Gifford to manage their assets in their long-term interests. For us to respect that trust there are two things that we must focus on:

—	Firstly, making sure that we put clients’ interests at the heart of everything that we do; and
—	Secondly, making sure that we identify and manage any conflicts of interest between our interests and those of the client.

The compliance culture and ethics of a firm are vitally important to clients and regulators alike. Our clients refer to the Code of Ethics Policy as the “window on the culture of the firm”. They are interested in adherence with the policy and often ask for information on code violations as an indicator of the overall culture of the firm.

Regulators have also put ‘culture’ and ‘conduct’ at the centre of their agenda. Culture is regarded as the DNA of the business, shaping behaviours and ethics. At Baillie Gifford we have built our reputation by our conduct as individuals, acting with integrity and in the interests of our clients.

The Code of Ethics Policy sets out the processes, procedures and principles in this area and we ask you to give it your full attention. If you have any questions, please do not hesitate to contact a member of the Compliance Code of Ethics team or email CodeofEthicsQueries@bailliegifford.com.

Thank you.

Andrew Telfer	Alastair Maclean
Managing Partner, Baillie Gifford & Co	Director, Group Compliance, Legal and Governance Services

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1.	Introduction

1.1.	Application

This policy applies to Employees, Partners, and Contingent Workers of the Baillie Gifford Group. Please refer to page two for a detailed breakdown of scope applicability.

Each of these individuals and in some specified cases, persons who are connected to the individual, are required to comply with the Code of Ethics which forms part of the ‘Personal Responsibilities’ section of the Group Compliance Manual (Manual via the Landing Page on the Loop) and their employment contract. These individuals are known as ‘access persons’ for the purposes of US securities laws.

1.2.	Scope

The Code covers all firms within the Baillie Gifford Group and has been adopted by the relevant Boards of Baillie Gifford regulated entities within the Group and the Group Compliance Committee. It is designed to ensure compliance with relevant regulatory requirements applicable to the Baillie Gifford Group. The Code of Ethics covers:

—	the FCA Conduct Rules which apply to the vast majority of staff [1]
—	guiding ethical principles which apply to all staff
—	managing conflicts of interest which may occur between Baillie Gifford and the personal interests of members of staff
—	personal dealings in covered securities receiving and giving of gifts, hospitality, and other forms of inducement.

1.3.	Purpose

At Baillie Gifford we have a fiduciary duty to our clients when acting as their investment manager or adviser. This requires us at all times to act in the best interests of our clients, to treat them fairly and to deliver good outcomes for our retail customers. We must avoid situations where we place our own interests ahead of the interests of clients. The Code of Ethics is designed to assist us in ensuring we meet these fiduciary standards when acting for clients.

1.4.	Staff Obligations

As a member of staff, you are obliged to comply with your regulatory obligations under the various regulatory systems to which the Group is subject. You are required to:

—	Read and adhere to the Code of Ethics. If you have any questions, please email CodeofEthicsQueries@bailliegifford.com (secure mailbox); and
—	Complete and submit a Code of Ethics Declaration and submit a Certificate of Compliance on first becoming a member of staff and annually thereafter.

You will be provided with details of any changes to the Code at the time these are made. Training will be provided on the terms of the Code as part of your staff induction and annually thereafter, or more frequently in the event of a material change.

1.5.	Violations

Failure on the part of members of staff or their Connected Persons (where applicable) to follow these procedures will be taken seriously and may be regarded as a disciplinary matter under the rules and procedures set out in the Disciplinary Procedure. If it is determined that gross misconduct has taken place, the member of staff may be subject to instant dismissal without payment in lieu of notice. Members of staff may also be subject to malus provisions for bonus deferral and/or clawback provisions for bonus awards as set out in the Reward and Development Bonus Booklet.

In addition, any conduct by a member of staff that violates the Code of Ethics, including the Ethical Principles, may be considered from an FCA Conduct Rule Breach perspective (see section 2.1 below for details of the FCA Conduct Rules). If it is deemed that a Code of Ethics violation is significant in nature (e.g., evidence of intent; client materially affected; trend of repeated violations etc.), it may be escalated within Baillie Gifford to be assessed further by senior members of the HR, Compliance and Business Risk departments. Depending on the severity of the case, a formal Conduct Rule Breach may subsequently be reported to the FCA in accordance with regulatory reporting timelines.

1 The Conduct Rules do not apply to ‘ancillary staff’ not performing a financial services role. This would cover our mailroom staff, security guards, cleaning, and catering staff.

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Any member of staff who becomes aware of a violation of the Code of Ethics must promptly report that violation to a member of the Compliance Code of Ethics team or email CodeofEthicsQueries@bailliegifford.com.

1.6.	Interpretation and Waiver

With respect to matters of interpretation or dispute arising under the Code of Ethics, the Group Compliance, Legal and Governance Services Director may exercise their reasonable judgment and make determinations as to the meaning and effect of the Code of Ethics. The Group Compliance, Legal and Governance Services Director may grant written waivers of the provisions of the Code in appropriate instances. However, waivers will be granted only in rare instances and some provisions of the Code that are mandated by law or regulation cannot be waived. The Group Compliance, Legal and Governance Services Director is responsible for maintaining appropriate records of and preparing any reports required with respect to, any waivers of provisions of the Code.

1.7.	Monitoring

Adherence by staff to the terms of the Code will be monitored by the Compliance Department. The issue, receipt and content of Code of Ethics Declarations and Certificates will be co-ordinated and monitored by that Department. Regular monitoring of personal account dealing, gifts and entertainment records and other forms of inducements will also be undertaken to ensure there are no actions which are contrary to our regulatory obligations and that we always act in the best interests of clients. The results of this monitoring will be reported to the relevant Boards and Group Compliance Committee.

1.8.	Material Changes

Material changes to the Code of Ethics must be ratified by the relevant Boards of the SEC regulated firms and investment companies within the Group and the Group Compliance Committee.

2.	Ethical Principles

2.1.	Introduction

Baillie Gifford’s reputation and success is based upon its professional conduct and maintenance of high ethical standards. It is expected and indeed demanded from our clients that we adhere to robust ethical standards in all aspects of our activities.

This section of the Code of Ethics sets out guiding principles which apply to all staff relating to ethical conduct. It also provides some guidance on addressing and resolving ethical issues.

In addition, many individuals within the Group will be subject to ethical principles and codes of conduct which are adopted by various professional organisations to which they are members. Baillie Gifford’s Code of Ethics is designed to be complementary to, and consistent, with these other standards.

The FCA’s Senior Managers and Certification Regime (SMCR) introduces a set of Conduct Rules which reflect the core standards expected of staff who work within the Financial Services industry. These can be found in the FCA’s Code of Conduct sourcebook (COCON) and are composed of ten rules, six of which are applicable to all staff in scope of FCA regulation (other than ‘ancillary staff’ referred to earlier) and four additional rules applicable only to Senior Managers. Under this policy, all Baillie Gifford staff are expected to abide by the six Conduct Rules as follows:

1.	You must act with integrity.
2.	You must act with due care, skill, and diligence.
3.	You must be open and cooperative with the FCA, PRA and other regulators.
4.	You must pay due regard to the interests of customers and treat them fairly.

Code of Ethics	2023

5.	You must observe proper standards of market conduct.
6.	You must act to deliver good outcomes for retail customers.

Conduct Rule 6 will replace Rule 4 for retail customer business. The new Conduct Rule 6 together with a new Principle 12, overarching cross cutting rules and four consumer outcomes will apply to retail business. Please refer to the Consumer Duty Policy for further details.

These conduct rules compliment Baillie Gifford’s own guiding ethical principles and are embedded within these. The four additional rules applicable only to Senior Managers are covered separately in the SMCR Policy.

The Code of Ethics cannot cover every ethical situation that might arise at Baillie Gifford. After having read and understood the content of the Code of Ethics Policy, all members of staff will be responsible for complying not only with its letter, but also with its spirit and principles. These are set out in the Guiding Ethical Principles below.

2.2.	Guiding Ethical Principles

Each member of staff must follow these guiding principles.

2.2.1.	Fairness

To act fairly at all times when dealing with clients and counterparties of Baillie Gifford. Fairness requires impartiality, objectivity, and honesty.

For example, when communicating with clients you should make every reasonable effort to provide full, fair and accurate information and should avoid withholding any relevant information.

A non-exhaustive list of other examples of conduct that might breach the fairness principle is as follows:

—	Misleading a client about the risks of an investment.
—	Misleading a client about the likely performance of a product by providing inappropriate projections of future returns; or
—	Failing to acknowledge, or seek to resolve, mistakes in dealing with clients.

2.2.2.	Honesty and integrity

To act honestly and with integrity in fulfilling the responsibilities of your role and seek to avoid any acts or omissions or business practices which damage Baillie Gifford’s reputation or which are deceitful, oppressive, or improper.

For example, Baillie Gifford should only employ fair methods to win or retain business for the firm. Staff should avoid offering unduly lavish or overly frequent gifts and hospitality and should avoid ‘pay to play’ practices, i.e., making political contributions to those in a position to influence the selection of Baillie Gifford. Baillie Gifford is committed to carrying on business fairly, honestly, and openly and has a zero-tolerance approach to bribery.

A non-exhaustive list of other examples of conduct that might breach the honesty and integrity principle is as follows:

—	Falsifying documents.
—	Providing false or inaccurate information to a client, regulator, auditor, Baillie Gifford itself or a third party.
—	Mismarking the value of investments.
—	Misleading others in Baillie Gifford about the nature of risks being accepted; or
—	Failing to disclose personal dealing activity; receipt or provision of gifts and entertainment; political contributions or other outside business interests as required by the Code of Ethics.

2.2.3.	Adherence to law and regulation

To observe applicable law, regulations and professional conduct standards when carrying out your activities and to interpret and apply them to the best of your knowledge and ability according to these guiding ethical principles. To be open and cooperative with Baillie Gifford’s regulators.

For example, you must familiarise yourself with, and adhere to at all times, the requirements contained in the: Anti-Financial Crime Policy; the Anti-Money Laundering, Counter-Terrorist Financing & Sanctions Policy; the Anti-Bribery & Corruption Policy; the Code of Ethics Policy; the Market Abuse and Insider Dealing Policy; Data Protection Policy; and Information Security & Electronic Communications Policy. These policies set out your personal compliance responsibilities and are available to all staff in the ‘Personal Responsibilities’ section of the Group Compliance Manual.

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A non-exhaustive list of conduct that might breach the open and cooperative with regulators principle is as follows:

—	Providing false or inaccurate information to regulators.
—	Failing to supply a regulator with appropriate documents or information when requested or required to do so and within the time limits attaching to that request or requirement; or
—	Failing to attend an interview or answer questions put by a regulator.

2.2.4.	Market conduct

When executing transactions or engaging in any form of market dealings, to observe the standards of market integrity, good practice and conduct required by, or expected of, participants in that market. To comply with relevant market codes and exchange rules.

2.2.5.	Loyalty to clients

To place the interests of our clients ahead of your own interests and to manage fairly and effectively, and to the best of your ability, any relevant conflict of interest. To the extent feasible, conflicts of interest should be avoided or at least appropriately managed and if appropriate disclosed in accordance with Baillie Gifford’s conflicts procedures.

Baillie Gifford’s investment recommendations and other proprietary information are for the exclusive use of our clients. We should not use this proprietary information for personal benefit. If in doubt, refer to the Compliance Department for guidance.

2.2.6.	Maintaining confidentiality

To respect the confidentiality of information on current, former, and prospective clients which is obtained through your work and refrain from using or disclosing this for unethical purposes or illegal advantage.

For example, you must be extremely careful when sharing confidential client data with an outside party and should only do so if it is absolutely necessary. Authorisation may be required from your Head of Department for this. If in doubt, you should refer to the Information Security and Electronic Communications Policy (located in the Staff Handbook on the Loop) which includes the three levels of data security classification and rules on how to handle this data.

2.2.7.	Transparency

If you are in any doubt that you may have a conflict of interest, or if you think that there could be a perception of one, you should disclose the details to your Head of Department, to the Compliance Department or to the relevant chairperson of the board, committee or group concerned, as appropriate.

For example, consider the situation where you have a personal shareholding in a company, and you are contributing to an investment discussion on whether to buy or sell this company for clients. It is essential to disclose this potential conflict to the chairperson and other members of that decision-making group. Please see section 3.3 for further details on additional disclosure requirements for investment decision makers (investors and CD staff on Portfolio Construction Groups).

2.3.	Resolving Ethical Issues

In business life we will be confronted from time to time with ethical issues to determine. In dealing with these an important consideration is any impact the decision may have on clients. Also, has the process of coming to the decision been fair, with full consideration of the facts, issues, and alternatives? Has it involved all stakeholders with an interest? Have you identified any competing interests or conflicts of interest? These questions would be relevant where considering whether to accept a gift or entertainment, and also considering the implications of an incident.

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3.	Conflicts of Interest

3.1.	Introduction

Inherent throughout the Code of Ethics is the principle that all members of staff have a responsibility to place the interests of the Group’s clients ahead of their own and resolve conflicts in favour of the Group’s clients. In order to achieve this, all activities undertaken by members of staff must be conducted in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility. Furthermore, all action taken by staff must be undertaken in a manner which does not interfere with the interests of Baillie Gifford’s clients or take unfair advantage of Baillie Gifford’s relationship with its clients.

3.2.	Identification and Types of Conflict of Interest

3.2.1.	What is a conflict of interest?

A conflict of interest arises when personal matters or obligations interfere with business activities and influence the decisions made by members of staff, which have or could have a detrimental effect on the firm’s clients. When considering conflicts of interest, it is important to consider how the situation would be viewed by an independent party.

3.2.2.	Identification of conflicts of interest

Conflicts of interests which require to be identified by members of staff are those which arise between:

—	the Group, its connected persons, and a client of the Group; or
—	one client of the Group and another client of the Group.

3.2.3.	Types of conflicts of interest

When identifying whether a conflict of interest arises in the course of business and whether the existence of this conflict may adversely affect the interests of a client, staff should consider whether the individual, firm or certain persons connected with the firm:

—	are likely to make a financial gain or avoid a financial loss at the expense of a client.
—	has an interest in the outcome of the service provided to the client or of a transaction carried out on behalf of the client.
—	has a financial or other incentive to favour the interest of another client or group of clients over the interests of the client.
—	carries on the same business as the client; or
—	receives or will receive from a person (other than the client) an inducement in relation to the service provided, in the form of monies, goods or services, other than the standard commission or fee.

The Group Compliance Manual (located via the Landing Page on the Loop) contains Baillie Gifford’s conflicts policy and matrix. This matrix details potential and actual conflicts of interest which have been recognised by the firm. Please refer to this document for further information regarding the types of conflict which have been identified.

If you are in doubt about whether a conflict has arisen please consult the Group Compliance, Legal and Governance Services Director.

3.3.	Duty to Disclose

All members of staff have in the first instance an obligation to manage or avoid all conflicts of interest. If it is not possible to manage or avoid a conflict of interest, then the potential or actual conflict which may impair your objectivity when undertaking your daily activities must be disclosed. All disclosures should be made to your Head of Department and the Group Compliance, Legal and Governance Services Director.

Baillie Gifford does not prohibit investors from investing in the same stocks as our clients. Nevertheless, there is an inherent conflict of interest risk that needs to be carefully managed should investors choose to do this.

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Additional disclosure requirements for investment decision makers

Investment decision makers should make the following protective disclosures where appropriate:

—	Investment decision makers should declare any pre-existing personal shareholdings in a company if they are contributing to an investment discussion on whether to trade in that company for clients. This potential conflict must be disclosed to the chairperson of the relevant decision-making group, whom failing another member of that decision-making group. On occasion, it may be prudent for an investment decision maker to step out of an investment discussion if it is felt that a conflict, or perception of a conflict, cannot be managed effectively. Such a course of action should be determined on a case by case basis.
—	Investment decision makers must also declare any personal trading activity in a company held by clients if they have been, or will be, involved in an investment discussion concerning that company. This disclosure requirement is regardless of whether the company is being traded for clients at the time. Again, this potential conflict must be disclosed to the chairperson of the relevant decision-making group, whom failing another investment decision maker in that decision-making group.

For both scenarios above, Investors have the option of retaining their own contemporaneous record of any disclosures made or notifying the Compliance Department who will record the protective disclosure in the Code of Ethics System. Notifications to Compliance should be emailed to CodeofEthicsQueries@bailliegifford.com (secure mailbox). An audit trail record would be beneficial in the event of any retrospective enquiry.

3.4.	Outside Business Interests and Personal Associations

A personal conflict of interest can arise in relation to certain outside business interests or personal associations. Members of staff must ensure that they do not engage in any activities that would detract, divert from or conflict with the proper performance of their Baillie Gifford employment or would conflict with the interests of the firm or our clients. Members of staff must also ensure that any personal association does not affect, or reasonably appear to affect, our conduct or actions in Baillie Gifford and therefore conflict with our duties to clients or the firm.

To ensure that we comply with the requirements of global regulation, we require members of staff and Partners to inform Compliance at CodeofEthicsQueries@bailliegifford.com of any external interests at any time during employment.

3.4.1.	Types of Outside Business Interests

The following table is a non-exhaustive list of potential outside business interests. If you have any other interests or activities that you think may need to be disclosed, please contact the Compliance Code of Ethics team for guidance at CodeofEthicsQueries@bailliegifford.com (secure mailbox).

OUTSIDE BUSINESS INTEREST	DISCLOSURE REQUIREMENTS
Paid work out with Baillie Gifford

In general, all regular paid work out with Baillie Gifford should be disclosed to Compliance (email CodeofEthicsQueries@bailliegifford.com). In addition, such work should also be agreed with your line manager and/or head of department as appropriate.

Discretion can be used for any ad hoc paid work that is de minimis in nature and has no obvious connection to Baillie Gifford business. Such paid work is unlikely to require disclosure.

Business related external directorships, non-executive directorships, or other external board/committee appointments (e.g., nominations committee or board observer positions)

Business related would include:

-           Listed companies.

-           Private companies in which Baillie Gifford invests or is likely to invest.

-           Trade bodies or professional bodies.

-           Clients.

-           Suppliers etc.

All such positions must be disclosed to Compliance (email CodeofEthicsQueries@bailliegifford.com). Additional disclosure and approval requirements are outlined in section 3.4.3.

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Non-business related external directorships or non-executive directorships

Non-business related would include:

-           Private family run businesses.

-           One-person limited companies.

-           Charitable organisations or not for Profit organisations (where not a client).

All such appointments must be disclosed to Compliance (email to CodeofEthicsQueries@bailliegifford.com). No additional approval is required.

External investment or finance related roles at educational, charitable, religious, or social organisations

Investment or finance related roles would include:

-           investment adviser.

-           trustee.

-           treasurer etc.

All investment adviser related roles should be disclosed to Compliance (email to CodeofEthicsQueries@bailliegifford.com).

In addition, such roles should also be agreed with your line manager and/or Head of Department as appropriate.

Politically exposed appointments

A politically exposed person, or 'PEP', is an individual who is or has, at any time in the preceding year, been entrusted with prominent public functions, or is an immediate family member, or a known close associate of such a person), whether paid or unpaid.

All such appointments must be disclosed to Compliance (email to CodeofEthicsQueries@bailliegifford.com).

In addition, such roles should also be disclosed to your line manager and/or Head of Department as appropriate.

3.4.2.	Outside Business Interests disclosure procedures

The Compliance Code of Ethics team are the central hub for all outside business interest disclosures. This team will disseminate relevant information as appropriate to the Human Resources Department, Group Governance Services Department, Anti-Financial Crime Department and the Compliance Global Regulatory Registrations and Reporting team.

Outside business interest disclosures should be emailed to the Compliance Code of Ethics team (CodeofEthicsQueries@bailliegifford.com) at the earliest opportunity. Where possible, this should be prior to the commencement of any role or appointment. Disclosures should contain the following information:

—	Date the outside business interest commenced or ceased.
—	Name of the external company/organisation and brief description of what they do.
—	Brief description of your role/involvement.
—	Details of any remuneration if applicable.
—	Details of any connection to Baillie Gifford (e.g., client or prospective client, investee company, broker, supplier etc.).

Please note that outside business interest disclosures are not one-off in nature. Members of staff have an ongoing obligation to notify Compliance at the earliest opportunity if there is a change in circumstances, e.g., change in role/involvement; change in remuneration; the outside interest has subsequently become a client, investee company or supplier etc.

If applicable, the Compliance Code of Ethics team will obtain approval from the Group Compliance, Legal and Governance Services Director on your behalf and will either confirm that this has been received or will request further information if required.

Please note that Partners or Chief Executive Officers of Baillie Gifford subsidiary companies who require to seek approval from the joint Senior Partners for external appointments, must seek this approval themselves.

In addition to the above:

Requirements for FCA Regulated Roles

The Firm is required to ensure that individuals in FCA regulated roles are fit and proper to perform the activities for which they are regulated and that they do not engage in any activities which could conflict with the performance of their role. In addition to the above requirements, individuals in regulated roles must inform Compliance when:

—	they become aware that a company, partnership, or unincorporated association of which the individual has been controller, director, senior manager, partner, or company secretary (either during the time they held the position or within one year of such involvement) has:

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—	been put into liquidation, wound up, ceased trading, had a receiver or administrator appointed or entered into a voluntary arrangement with its creditors
—	been adjudged by a court liable for any fraud, misfeasance, wrongful trading, or misconduct
—	been investigated or been involved in an investigation by an inspector appointed under companies or any other legislation, or required to produce documents to the Secretary of State, or any other authority, under any such legislation
—	been convicted of any criminal offence, censured, disciplined, or publicly criticised, by any inquiry, by the Takeover Panel or any governmental or statutory authority, or any other regulatory body

Specific Requirements for BGFS

Registered Persons of BGFS are required to obtain prior written approval from the Chief Compliance Officer of BGFS for any Contractor, Director, Office or Partner appointments or any work for which they expect to receive compensation outside of their Baillie Gifford employment. Please note that this supersedes the requirement to obtain approval from the Group Compliance, Legal and Governance Services Director.

Specific Requirements for BGA(HK)

Licensed Persons of BGA(HK) are required to obtain prior written approval from the Compliance Officer of BGA(HK) for any Director appointments or any work for which they will receive compensation outside of their Baillie Gifford employment.  The Compliance Code of Ethics team will co-ordinate this.  In addition to the above, there are also SFC Notification requirements relating to any directorships, partnerships or proprietorships taken on by a licenced representative.  The BGA(HK) Compliance Officer will advise on the relevant steps to take with regards to this notification.

3.4.3.	Disclosure and Approval Requirements Procedures for Business-related External Positions

From time to time, Investors or other relevant Baillie Gifford staff may be invited to take up a business-related external position (see section 3.4.1 for details). Such roles may be linked to public or private company in which our clients have a shareholding interest and are often offered to the largest shareholders. This type of opportunity is in alignment with our long term investment approach and our stewardship policy for greater engagement with our investee companies on corporate governance, long term incentives and performance matters.

Whilst there are benefits to accepting such positions, there are also potential conflicts of interest that need to be carefully managed. Each business-related external position needs to be considered on a case by case basis to ensure participation in such a role would not conflict with the duties owed to Baillie Gifford’s clients. The disclosure and approval requirements for such positions are as follows:

—	All business-related external positions must be approved by the Director of Group Compliance, Legal and Governance Services for approval. Where deemed appropriate, the Director will discuss the case with the Chair of the Equity Leadership Group and the Management Committee will be informed for noting. The factors taken into consideration when assessing each opportunity will include:
○	Scope, time commitment and any remuneration
○	The likelihood of receiving Material Non-Public Information (“MNPI”)
○	Any potential conflicts of interest
○	Committee on Foreign Investment in the United States (“CFIUS”) requirements if applicable (legal advice may be required).

In addition, prior approval must also be sought from the individual’s Head of Department. For Partners and Chief Executive Officers of Baillie Gifford subsidiary companies should seek prior approval from the joint Senior Partners.

3.4.4.	Personal Associations

We also must take steps to ensure that any personal interest or personal association does not affect, or reasonably appear to affect, our conduct or actions in Baillie Gifford and therefore conflict with our duties to clients or the firm. Any Significant Relationship with another person working in a relevant business connected to Baillie Gifford may need to be disclosed by email to the Compliance Department (CodeofEthicsQueries@bailliegifford.com).

Relevant businesses would include:

—	Investment managers
—	Brokers

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—	Clients of Baillie Gifford
—	Consultants/advisers to clients of Baillie Gifford or investors in Baillie Gifford funds
—	Companies in which Baillie Gifford invests on behalf of our clients
—	Other organisations with which Baillie Gifford has a contractual relationship.

A relationship with another person would be deemed significant if an independent third party might reasonably consider that it could affect your actions or those of a personal associate (whether or not it does so affect your conduct). If you have a relationship with an associated person that could potentially give rise to a conflict of interest, or the perception of one, then this should be disclosed to the Compliance Department. The Compliance Department will determine if the relationship needs to be recorded and whether any action needs to be taken to manage the conflict.

Please note that personal associations can extend beyond the definition of connected person under PA Dealing, i.e., personal association disclosure requirements are not limited to immediate family members living in your household. Some examples of potential personal associations that may need to be disclosed are as follows:

—	A close friend works at a supplier and is directly involved in the Baillie Gifford account and/or you are directly involved in the appointment of that supplier.
—	A close friend works at an audit firm and is directly involved in an external review of your department.
—	An extended family member works at a company that Baillie Gifford invests in for clients, in a role where they are likely to have access to sensitive business information.

Each scenario will be considered on a case-by-case basis to establish what, if any, conflict risk there is and determine if the personal association needs to be recorded

Under the general requirement to disclose conflicts of interest (section 3.3 Duty to Disclose), members of staff should be mindful of any personal associations within Baillie Gifford that could potentially give rise to a conflict of interest and disclose accordingly.

These disclosures are designed to ensure that our work is carried out on behalf of clients in an environment that is free from any suggestion of improper influence. If you are in any doubt as to whether a business interest or personal association or relationship needs to be disclosed, please contact a member of the Compliance Department for guidance.

3.4.5.	Record Keeping and Annual Certification

A record of all Outside Business Interests and Personal Associations disclosed to Compliance will be maintained in the Code of Ethics System. These will form part of your personal Annual Code of Ethics Declaration. Updates can be made to these disclosures when completing your annual declaration, or alternately at any point throughout the year by emailing the details to Compliance (CodeofEthicsQueries@bailliegifford.com).

4.	Personal Account Dealing Policy

4.1.	High Level Overview

Baillie Gifford’s first priority is in ensuring that in all circumstances, the firm’s clients’ interests are placed first and each client obtains the best execution of trades which we can arrange on their behalf. In order to ensure that this priority is consistently met, all staff have a responsibility to ensure that in no circumstances will clients be disadvantaged by employee PA Dealing.

The basic premise of Baillie Gifford’s PA Dealing Policy is that PA Dealing is permitted subject to a number of restrictions. Baillie Gifford therefore gives general permission to all members of staff and to their Connected Persons (defined later) to carry out investment transactions in designated investments in accordance with the following procedures. All staff must ensure that undertaking PA Dealing activities does not distract them from their day-to-day responsibilities.

4.2.	General Rule on PA dealing

A member of staff or their Connected Persons are prohibited from:

1.	Entering into a PA deal where:

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a)	that person is prohibited from entering into it under the law and regulations governing market abuse and insider dealing as set out in the Baillie Gifford Market Abuse Policy. The Policy requires that no member of staff make personal use of material non-public information or engage in a securities transaction available only by reason of his or her position within Baillie Gifford. If a member of staff is aware that an investment opportunity is being actively considered by Baillie Gifford, they must first ensure that this is made available to Baillie Gifford before taking personal advantage of the opportunity. It is the personal responsibility of the member of staff to ensure that they are familiar with the provisions of that Policy.
b)	it involves the misuse or improper disclosure of confidential or proprietary information relating to clients or transactions for clients; or
c)	it conflicts or is likely to conflict with an obligation under Europe’s Markets in Financial Instruments Directive II (MiFID II) / the UK's MiFID Org Regulation, the UK version of Europe’s Markets in Financial Instruments Directive II (MiFID II) or other regulatory obligations which Baillie Gifford owes to its clients.

2.	Advising, recommending, or procuring any other person to enter into a transaction which would be precluded under 1 above.

3.	Disclosing any information or opinion to any other person where it is reasonably likely that the result of that disclosure will lead to an activity precluded under 1 or 2 above.
a)	Entering into a PA deal or purchasing a contract of insurance, the purpose of which is to hedge away the risk of any downward adjustment in deferred remuneration which that member of staff may be entitled to receive under the firm’s remuneration policy.

A person will be considered to have undertaken such personal hedging if:

a)	The staff member enters into a contract with a third party; and
b)	The contract requires the third party to make payments directly or indirectly to the staff member that are linked to or commensurate with the amounts by which the staff member’s variable remuneration has been reduced.

Failure on the part of members of staff or their Connected Persons to follow these procedures will be regarded as a disciplinary matter under the rules and procedures set out in the Code. If it is determined that gross misconduct has taken place, the member of staff may be subject to instant dismissal without payment in lieu of notice (If you are in any doubt as to whether an intended transaction for yourself or for a Connected Person is subject to the rules of the Policy you should check with the Compliance Department beforehand).

The remainder of this policy details the following information:

4.3	Application of Personal Account Dealing Policy
4.4	Prohibited and Exempt Securities and Transactions
4.5	Practical Procedures for Obtaining Permission
4.6	Practical Procedures to be followed in Special Circumstances
4.7	Reporting Requirements
4.8	Summary table of Security Types and Pre-Clearance and Reporting Requirements

4.3.	Application of Personal Account Dealing Policy

The PA dealing rules apply to the following:

—	All those shown on page two of this Policy

And ‘Connected Persons’ which include:

—	Immediate family (immediate family includes spouses, co-habitees, children under the age of 18 and immediate family members sharing the same household. It would also include parents/in-laws or other persons where decision making as to their investments is taken by them under advice from the member of staff).
—	Organisations for whom members of staff have an active investment advisory input (this could include charities, churches, clubs etc).
—	Trusts where as trustee the member of staff exercises investment influence (i.e., as sole trustee or a trustee exercising a considerable influence. In this case the trust must be made aware of the connection with Baillie Gifford & Co and must be requested to report transactions in securities of companies under our management to the member of staff serving as a trustee. He should then report the transaction to the Group Compliance, Legal and Governance Services Director); and
—	Syndicates where friends/family group together for the purpose of purchasing shares

Throughout this Policy, the above categories are referred to as Connected Persons.

The Policy applies to the following types of instruments (“covered securities”):

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—	equities
—	bonds.
—	ETPs (including ETFs).
—	derivatives.
—	BG OEICs.
—	Investment Trusts and other close end vehicles.
—	private companies.
—	spread betting on financial instruments; and
—	stock tokens, e.g., digital assets that mimic the price action of publicly traded stocks

It also applies to any investment in any of the above instruments through a wrapper product such as an ISA, SIPP, share plan, Variable Insurance Product, or the Baillie Gifford workplace pension available through Aegon’s ARC platform.

The table in section 4.8 sets out various security types and transactions and whether they are covered by the Personal Account Dealing Policy, Preclearance and Reporting Requirements.

If a member of staff is in any doubt as to whether an instrument is included or not in the Policy they should contact the Compliance Code of Ethics Team or email CodeofEthicsQueries@bailliegifford.com.

4.4.	Prohibited and Exempt Securities and Transactions

4.4.1.	Prohibited securities and transactions

No member of staff is permitted to purchase or sell, directly or indirectly, any security in which he or she acquires any direct or indirect personal holding and which, to his or her knowledge, is currently being purchased or sold by Baillie Gifford or which, to his or her knowledge, Baillie Gifford is actively considering recommending for purchase or sale. These prohibitions shall continue until the time that Baillie Gifford decides not to recommend such purchase or sale, or if this recommendation is made, until the time that Baillie Gifford completes, or decides not to enter into, the recommended purchase or sale. These prohibitions also apply to any purchase and sale by any member of staff of any convertible security, option, warrant or other derivative security, or any private placement of any issuer whose underlying securities are being actively considered for recommendation to, or are currently being purchased or sold by, Baillie Gifford. Any profits realised on trades made by members of staff within the proscribed period may require to be disgorged, particularly where the member of staff had, or was in a position to have had, knowledge of the fact that securities were being purchased or sold on behalf of Baillie Gifford’s clients.

4.4.2.	Exempt securities and transactions

4.4.2.1.	Securities exempt from pre-clearance requirements

The pre-clearance and reporting obligations shall not apply to the following exempt securities:

a)	purchases or sales of securities that are direct obligations of the government of the United States or United Kingdom, bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements).
b)	shares of money market mutual funds.
c)	shares of registered open-end management investment companies other than the Baillie Gifford sponsored OEICs and mutual funds.
d)	shares of US unit investment trusts (i.e., variable insurance contracts that are funded by insurance company separate accounts organised as unit investment trusts) that are invested exclusively in one or more registered investment companies. Please note that UK Investment Trusts are not exempt securities and that pre-clearance requirements apply.
e)	FX or cryptocurrency transactions

The pre-clearance requirements shall not apply to the following transactions (although revised holdings will need to be disclosed in your Annual Code of Ethics Declaration):

4.4.2.2.	Transactions exempt from pre-clearance requirements
a)	purchases effected upon the exercise of rights (e.g., automatic reinvestment of dividends) provided by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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b)	personal transactions effected under a discretionary portfolio management service where there is no prior communication in connection with the transaction between the portfolio manager and the relevant member of staff or other person for whose account the transaction is executed.
c)	personal transactions in any default fund available in Baillie Gifford’s workplace pension available through Aegon’s ARC platform.
d)	ongoing monthly transactions in an automatic investment plan, where permission was obtained for the initial investment and there has been no change to the standing instruction thereafter.
e)	sales automatically placed by the broker to cover ongoing management fees.

4.4.3.	Prohibition on short-term profits

No member of staff may engage in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. All profits realised on such short-term trades will normally require to be disgorged. Subject to pre-clearance a securities transaction which occurs within the 60-day period as a result of a change in personal circumstances which takes place or becomes known during the period may not be considered a violation of this section or subject to the disgorgement rule upon review and approval of the Group Compliance, Legal and Governance Services Director.

4.4.4.	Investor PA trades (“Blackout Period”)

Investment Personnel are not permitted to PA trade in the seven calendar day period after a fund/strategy that they are involved in has traded in the same security.

In addition, Investment Personnel are not permitted to PA trade in the seven calendar day period before a fund/strategy that they are involved in trades in the same security, where they were aware, at the point of requesting permission to trade and at the point of placing their PA dealing instruction, that a client order in that security was pending.

All profits realised on trades by Portfolio Managers within the proscribed period will normally require to be disgorged.

4.4.5.	Baillie Gifford Investment Trust share buy-backs

If a member of staff has specific knowledge about a Baillie Gifford Investment Trust share buy-back, i.e. specific knowledge around the price, timing and volume of the transaction, they should refrain from any PA dealing in that Investment Trust until such times as the share buy-back is complete. A general awareness of share buy-backs or share buy-back programmes would not preclude a member of staff from PA dealing in that Investment Trust.

4.5.	Procedures for Obtaining Permission

Prior to undertaking a PA Deal, members of staff are required to:

—	obtain permission to use their desired broker (it is only necessary to follow this procedure on the first occasion of using a particular stockbroker); and
—	to obtain internal pre-clearance from the Code of Ethics System (every time a PA deal is undertaken).

It is important that members of staff take all reasonable steps to ensure that these procedures are followed by whoever is dealing. The onus is on the member of staff to obtain permission and ensure that contract notes are sent to the Head of Group Compliance Staff Regulatory Responsibilities where the dealing is for a Connected Person.

4.5.1.	Procedures for obtaining broker permission

Before a member of staff or a Connected Person begins to effect a transaction with a particular firm of stockbroker’s permission must be obtained to use that broker. It should be noted that this also applies to on-line dealing. The reason for this permission is to inform the Broker that the member of staff works for Baillie Gifford and to ensure that brokers supply to the Head of Group Compliance Staff Regulatory Responsibilities, no later than 30 days after the end of the quarter in which the trading activity occurred, duplicate copies of confirmations of all personal securities transactions. Such confirmations may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the member of staff making the report has any direct or indirect beneficial ownership in the security.

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Each confirmation received from the broker shall be treated confidentially and will be maintained on file by the Compliance Department. The reports are, however, available for inspection by authorised members of the staff of regulatory authorities supervising Baillie Gifford’s investment business.

Note: No broker confirmation letters are required for transactions undertaken in an automatic investment plan, including the Baillie Gifford workplace pension available through Aegon’s ARC platform. Furthermore, no Non–Executive Director of a Baillie Gifford company shall be required to report or provide broker confirmation unless the Director knew or should have known that during the 15 calendar days before and after such Director’s transaction in any security, Baillie Gifford purchased or sold the same security, or Baillie Gifford considered purchasing or selling the same security.

In addition, broker confirmation letters may not be required if your broker operates a transaction data feed to Baillie Gifford’s Code of Ethics System (although your broker may require a separate declaration for this). Should, for whatever reason, a broker be unable to provide duplicate copies of personal transactions directly to Baillie Gifford, the staff member must promptly provide copies of their trade confirmations directly to the Code of Ethics team. This should be provided in email format to the secure team mailbox.

Please contact CodeofEthicsQueries@bailliegifford.com for further details.

Every member of staff must (for their own dealing and that of a Connected Person):

—	Notify the firm of stockbrokers that they work at Baillie Gifford & Co (or other Baillie Gifford entity as appropriate).
—	Not accept or request any credit or special dealing facilities in connection with his dealings (The only exception to this rule is that the Management Committee may give special dispensation for members of staff to agree on rates. Where this permission is given the details must be supplied to the Group Compliance, Legal and Governance Services Director).
—	Notify the Head of Group Compliance Staff Regulatory Responsibilities that they or their Connected Person proposes to deal with the particular firm of stockbrokers and obtain his permission to do so.
—	Prepare the relevant Broker Authorisation letter (either member of staff letter or Connected Person). Take two copies of the letter, both copies must be signed by the Head of Group Compliance Staff Regulatory Responsibilities with one being sent to the stockbroker and the other copy sent to the Head of Group Compliance Staff Regulatory Responsibilities: and
—	Ensure that a copy of the contract note is sent by the stockbroker to the Group Compliance, Legal and Governance Services Director or an electronic confirmation if provided through an on-line dealing service.

The ‘quick guide’ document sets out the procedures for obtaining broker consent via a data feed through the Code of Ethics System.

Click on the appropriate link below to obtain a copy of the Baillie Gifford Broker Notification Letter, required for brokers without a data feed:

Letter 1 (Broker authorisation for member of staff)

Letter 2 (Broker authorisation for Connected Persons)

4.5.2.	Procedures for obtaining internal permission

In addition to broker permission being obtained, members of staff are also required to obtain electronic internal pre-clearance from the Code of Ethics System. Pre-clearance of a PA deal will remain valid until close of business on the next business day from the time permission is obtained. If the proposed transaction is not completed during the period in which the pre-clearance is granted, the member of staff must seek additional pre-clearance prior to completing the transaction. In the case of postal deals (e.g., deals that require an application form or instruction form to be completed, i.e., dealing is not direct through a broker); your dealing instruction should be sent within this pre-clearance period, although the trade itself does not have to be executed.

The ‘quick guide’ video sets out the procedures for submitting Trade Requests through the Code of Ethics System.

PA Dealing information will be reviewed and monitored by the Compliance Department. Should the monitoring conducted by the Compliance Department detect a potential violation of this Code or any apparent trading irregularity, that Department shall take whatever steps deemed appropriate under the circumstances to investigate said potential violation or trading irregularity. If the Compliance Department reasonably believes a violation or trading irregularity to exist, said violation or trading irregularity shall be reported to the Group Compliance, Legal and Governance Services Director.

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4.6.	Practical procedures to be followed in special circumstances

Remote Access to the Code of Ethics System: Remote access is available on all Baillie Gifford devices. If a member of staff is away from the office (e.g., on business or on holiday), trade requests can be submitted through all BG devices.

Maternity/Parental Leave: If you are out of the office on maternity leave, or a period of flexible parental leave exceeding four weeks, there is no requirement for you to obtain PA dealing permission for any trades conducted by you (or a Connected Person) during this leave. If applicable, shareholdings in the Code of Ethics System can be amended upon your return to the office.

Limit Orders: The use of buy or sell limit orders is not prohibited under this policy, however, these must be carefully managed by members of staff as pre-clearance is only valid until close of business on the next business day from the time permission is obtained. If, upon expiry of the permission period, the limit price has not been met, the member of staff must obtain fresh permission via the Code of Ethics System or ensure the limit instruction is cancelled.

Stop Loss Orders: As for limit orders, stop loss orders (i.e. instruction to automatically sell securities if the share price reaches a pre-determined minimum price) are not prohibited under this policy, however, these must be carefully managed by members of staff as pre-clearance is only valid until close of business on the next business day from the time permission is obtained. If you wish to maintain a stop loss instruction beyond the permission period, fresh permission must be obtained via the Code of Ethics System.

4.7.	Reporting Requirements

4.7.1.	Initial reporting requirements

All new members of staff are required to disclose all personal securities holdings in which they have any direct or indirect holdings to the Compliance Department, within 10 days of commencing employment. The information provided must be current and no more than 45 days prior to the date the person joined the firm. Initial Code of Ethics Declarations must be submitted to Compliance via the Code of Ethics System.

4.7.2.	Annual reporting requirements

Each member of staff is also required to file an annual report disclosing all personal securities holdings by 1 February of each year. The information must be current as of a date no more than 45 days prior to the date the report was submitted. Annual Code of Ethics Declarations must be submitted electronically via the Code of Ethics System. The ‘quick guide’ video sets out the procedures for submitting an Annual Declaration via the Code of Ethics System.

Note: Declarations must include shares owned through an automatic investment plan. Each declaration may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the member of staff making the report has any direct or indirect beneficial ownership in the security. Non–Executive Directors of Baillie Gifford companies are not required to provide initial or annual Code of Ethics Declarations.

4.7.3.	Specific Requirements for BGA(HK)

Semi-Annual Holdings Disclosure – This requirement applies to all BGA(HK) employees, licenced persons, Managers-in-Charge, Directors, other than non-executive directors and it is in addition to the annual declaration. Each member of staff is required to file a report disclosing all personal securities holdings semi-annually in January and July each year. The information must be current and no more than 45 days prior to the date the report is submitted. Holdings reports must include shares owned through an automatic investment plan. This semi-annual exercise is coordinated and managed by the Compliance Department.

4.8.	Summary table of Security Types and Pre-Clearance and Reporting Requirements

This list is not all inclusive and may be updated from time to time. Please contact the Compliance Code of Ethics team for guidance as needed or email CodeofEthicsQueries@bailliegifford.com.

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SECURITY TYPE	Covered by Code of Ethics Policy (“Covered Security”)?	Pre-clearance Required?	Include in Code of Ethics Declaration?
Equity securities (publicly traded)	YES	YES	YES
Derivatives (futures and options)	YES	YES	YES
Corporate Bonds	YES	YES	YES
Government securities	NO	NO	NO
BG managed Investment Trusts	YES	YES	YES
Non-BG managed Investment Trusts	YES	YES	YES
BG managed OEICs	YES	YES	YES
Non-BG managed OEICs, Unit Trusts, mutual funds or other open-end vehicles	NO	NO	NO
Private companies: - New issues, IPOs, private placements. - Equity Crowd funding.	YES	YES	YES
Venture Capital Trusts (“VCTs”), Enterprise Investment Scheme (“EIS”), business angel investments.	YES	YES	YES
Spread betting on a covered security	YES	YES	YES
Spread betting on financial markets or non-financial instruments	NO	NO	NO
ETPs (“Exchange traded products”) including ETFs (“Exchange traded funds”)	YES	YES	YES
Cash ISAs	NO	NO	NO
Cryptocurrencies	NO	NO	NO
Structured Deposits in instruments covered by the Policy, e.g., shares, corporate bonds etc.	YES	YES	YES
Structured Deposits in instruments not covered by the Policy, e.g., indices, exchange rates etc.	NO	NO	NO
Certificate of Deposit	NO	NO	NO
Fixed Term Deposit	NO	NO	NO
Fixed Term Bond	NO	NO	NO
Peer-to-peer lending	NO	NO	NO
Default fund(s) investments held within Baillie Gifford’s workplace pension (ARC)	NO	NO	NO
Covered securities held within Baillie Gifford’s workplace pension (ARC)	YES	YES	YES
Investments within the Baillie Gifford Select SIPP	YES	YES	YES
Covered securities held within an ISA, SIPP, share plan or Variable Insurance Product	YES	YES	YES
Covered securities held within a discretionary portfolio management service	YES	NO	YES

Covered securities acquired as a result of a corporate action*:

-           Bonus (or Scrip) issues.

-           Rights issues.

-           Takeovers.

-           Reorganisations.

*Where the member of staff has no influence over the timing and/or it is a set price (note: any subsequent sale of these securities would require pre-clearance).

	YES	NO	YES
Sale of nil-paid rights or the part sale of nil-paid rights to fund a partial take up of new shares	YES	NO	YES
Free shares acquired as a result of de-mutualisation (note: any subsequent sale of these securities would require pre-clearance)	YES	NO	YES
Employee Incentive Share Schemes (Connected Persons): - Putting money aside for the future purchase of shares. - Buying shares at a set date and price. - Any subsequent sale of these shares	NO YES YES	NO NO YES	NO YES YES

Monthly direct debit investments (in covered securities):

-           Initial monthly investment.

-           Ongoing monthly investments (if no change to initial instruction);

-           Change to initial instruction (increase, decrease, cancel, switch).

	YES YES YES	YES NO YES	YES YES YES

Transfer of covered security:

-           from one person to another.

-           from one product to another.

where there is no change to the underlying holding (excluding shares sold to cover fees).

* You will need to inform Compliance of the new account where the shares will be held.

	YES	NO	YES*

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5.	Inducements Policy

An area where a conflict of interest may arise is in the context of the giving or receipt of a gift or hospitality which may be viewed as a form of inducement.

Baillie Gifford must take reasonable steps to ensure that it and any person acting on its behalf does not pay or accept any fee or commission or provide or receive any non-monetary benefit if it is likely to conflict to a material extent with any duty that Baillie Gifford owes to its customers or any duty which the recipient firm owes to its customers.

This Inducements Policy sets out the principles and procedures which all members of staff within Baillie Gifford must adhere to with regard to the giving or receipt of a gift or hospitality or anything else which may be viewed as an inducement, such as donations or political contributions.

The overriding principle is that all members of staff should not accept gifts, favours, entertainment, hospitality, or other inducements of material value that could be seen as likely to influence their decision-making or make them feel beholden to a person or other firm.

Similarly, Baillie Gifford and its members of staff should not offer gifts, favours, entertainment, hospitality, or other inducements of value that could be viewed as overly generous or aimed at influencing decision-making or making the recipient feel beholden to Baillie Gifford or that member of staff.

Note: These general principles apply in addition to the more specific guidelines set out below. However, the guidelines do not attempt to cover every situation and must be interpreted in the light of the particular circumstances of each case. If you are in any doubt about any particular situation, you should consult with your Head of Department or the Compliance Department.

The remainder of this policy details the following information:

5.1	Guidelines for Gifts & Entertainment, Donations and Political Contributions.
5.2	Restrictions in Connection with the Sale of Packaged Products, i.e., OEICs.
5.3	Packaged Products Guidance on Reasonable Indirect Benefits
5.4	FINRA Specific Requirements for Registered Persons of BGFS
5.5	Specific Requirements for giving or receipt of gifts, hospitality, and entertainments to Korean Public Officials

5.1.	Guidelines

5.1.1.	Application to all staff

The general principles and guidelines apply to all staff within Baillie Gifford irrespective of whether they are in direct contact with clients or potential clients or not.

5.1.2.	Application to all third parties

Whilst the FCA and CBI requirements relate to managing or minimising conflicts which affect the services provided to our clients and to firms who in turn are advising clients, our principles also apply to other third parties who supply goods or services, whether these are supplied to clients or on the clients’ behalf or are supplied to Baillie Gifford itself. This ensures that the standards set are consistently applied by all staff and for all relationships.

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5.1.3.	No Solicitation

Baillie Gifford expressly prohibits staff from soliciting for themselves or for members of their family or for the firm itself, gifts, hospitality, entertainment, or anything of value from a client, potential client, supplier, or any other entity with which Baillie Gifford does business (other than fees and expenses properly due and payable).

5.1.4.	No Cash Gifts

No member of staff may give or accept any financial instruments, including cash gifts to or from a client, potential client, or any entity that does business with or on behalf of Baillie Gifford. This applies equally to the giving or receiving of promotional competition prizes.

5.1.5.	Donations

As a general rule, no cash donations should be made in connection with our clients or prospective clients. Donations of non-cash prizes are acceptable, providing they meet the criteria in the Inducements policy. Cash donations are more likely to be viewed as giving rise to a conflict and our general policy is that these should be avoided. Any cash donations which are proposed, as an exception to the general rule, should be pre-cleared with the Group Compliance, Legal and Governance Services Director. For example, it may be permissible to make a cash donation to a charity on the death of a long standing contact as a client, although the amount of the donation should be carefully considered.

Please note that this does not affect charitable donations, approved via our Sponsorship Committee, which are not connected with our clients or prospects.

5.1.6.	Political Contributions Policy

Political contributions by financial services firms and their personnel have come under increased regulatory scrutiny in the US. Regulators have expressed concern that some in the financial services industry are inappropriately influencing the awarding of business for state and local government entities by making political contributions to officials holding or running for office. These ‘pay-to-play’ activities are now restricted by numerous federal, state, and local laws. The Securities and Exchange Commission (SEC) has enacted a pay-to-play rule for investment advisors. This rule restricts the political contributions and political fundraising activities that may be engaged in by investment advisors and their personnel. The consequences for violations of the SEC rule and other state and local laws are significant. In the event of a violation, Baillie Gifford could be prohibited or restricted from doing business with certain government entities.

Given the scale of our activities in the US, the following procedures apply to all staff within Baillie Gifford, irrespective of whether they are in direct contact with clients or potential clients or not, and to their ‘connected persons’ (see section 4.3 of the Code of Ethics for a definition of connected persons). There will also be additional reporting obligations for US based staff. The requirements are as follows:

1.	All members of staff are required to obtain preclearance from the Compliance Department before either they or a connected person:
—	make any political contributions, either directly or indirectly, to US federal, state, or local officials; or
—	participate in any political fund-raising activity in the US.

Preclearance requests should be submitted by email either to Baillie Gifford’s North American Compliance Team or the Code of Ethics Team.

2.	All members of staff must confirm on an annual basis, that they have disclosed to the Compliance Department any political contributions made to US federal, state, or local officials and any political fund-raising activity in the US. This disclosure will form part of the Annual Code of Ethics Declaration that staff submit via the Code of Ethics System.

3.	In addition to requirement (2) above, US based staff must confirm on a quarterly basis that they have disclosed to the Compliance Department any political contributions made to US federal, state, or local officials and any political fund-raising activity in the US. The disclosure should be submitted via the Code of Ethics System upon request from the Compliance Department.

4.	Upon joining the firm, all new members of staff must disclose to the Compliance Department any political contributions made to US federal, state, or local officials and any political fund-raising activity in the US within the previous two years. This disclosure will form part of the existing Personal Compliance Responsibilities Certificate that all new staff are required to submit upon joining the firm.

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Whilst strictly speaking the above requirements apply to US political contributions only, members of staff should also give due consideration to all other political contributions (UK or otherwise) from a general conflict of interest and transparency perspective. Staff should disclose to the Compliance Department, any political contributions that may give rise to an actual conflict of interest, a potential conflict of interest or the perception of one.

5.1.7.	De Minimis Gifts

Gifts given or received which are of a de minimis nature due to their characteristics or likely cost are unlikely to give grounds for suggestions of undue influence and are therefore exempt. Typical examples of de minimis gifts would include umbrellas, diaries and pens with advertising logos for the donor company.

The Compliance Department should be consulted in any questionable situation.

5.1.8.	Gifts which are not De Minimis

All gifts given or received which are not de minimis must be recorded in the Code of Ethics System. It is generally acceptable for members of staff to retain gifts received that are below £50 in value (or equivalent in another currency), provided this is not with undue frequency. In the case of gifts received above £50 in value (or equivalent in another currency), the member of staff concerned should consult with their Head of Department as to the appropriate course of action. In the majority of cases gifts above £50 (or equivalent in another currency) which are received should be:

—	surrendered to the Philanthropy Team for use for charitable purposes;
—	returned to the third party concerned; or
—	distributed amongst the Department in the case of perishable gifts.

Where the member of staff wishes to retain a gift above £50 (or equivalent in another currency), then the estimated cost of the gift above this limit should be paid to the Baillie Gifford Charity of the Year.

Similarly, gifts above £50 in value (or equivalent in another currency) should generally not be given by a member of staff.

5.1.9.	Promotional Competition / Prizes

In offering any promotional competition or prizes, the member of staff responsible should:

—	consider the likely impact or influence the prize would have on the recipient; and
—	consult with a Partner or the relevant Board on the likely impact of the competition on the brand of Baillie Gifford.

In all cases the prize offered should be of reasonable value, i.e., it should not be excessive or inappropriate.

Any competition prizes won by a member of staff at a business-related event, e.g., a conference or seminar, should be recorded for transparency in the Code of Ethics System.

5.1.10.	Business Lunches / Dinners

The establishment and maintenance of strong relationships with our clients, suppliers, intermediaries, and consultants is integral to our ability to provide effective investment management services. Routine business lunches or dinners are good mechanisms for building and maintaining relationships and are unlikely to give grounds for suggestion of undue influence unless they become overly frequent or are unduly lavish. Overly frequent and unduly lavish are not a defined terms and a common sense approach should be adopted. A good test to apply is to consider how such a dinner would be perceived by a third party and to use your judgement accordingly.

Routine business lunches and dinners given do not require to be recorded in the Code of Ethics system. These should be recorded in Baillie Gifford’s expenses system. The Business Expense Claims procedure will provide an adequate control over the magnitude of costs incurred by Baillie Gifford when giving such lunches and dinners. If a lunch or dinner is likely to be perceived as hospitality (rather than routine business), then the Entertainment/Hospitality procedures below should be followed.

Many of Baillie Gifford’s clients (particularly those covered by ERISA) are subject to specific reporting requirements regarding their acceptance of business lunches and dinners. In order for Baillie Gifford to ensure that it is able to provide clients with their required information, the following additional information should be recorded on the Business Expense Claim Form, with respect to any clients for whom we have hosted a business lunch or dinner:

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—	The name of the client being entertained.
—	The names of the individuals being entertained.
—	The total cost of the lunch or dinner.

Generally, routine business lunches and dinners received do not need to be reported. The exception to this is business lunches and dinners received from UK or European financial institution or intermediary that provides advice or portfolio management services to retail clients (UK/EU MiFID firms). Such lunches and dinners do need to be recorded in the Code of Ethics System.

5.1.11.	Entertainment / Hospitality Given

All members of staff must exercise discretion in offering hospitality. Members of staff should not provide extravagant or excessive entertainment to a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Baillie Gifford or our clients. Similarly, a member of staff should not provide entertainment to such parties with undue frequency. Extravagant, excessive and undue frequency are not a defined terms and a common sense approach should be adopted. A good test to apply is to consider how provision of entertainment would be perceived by a third party and to use your judgement accordingly.

With the exception of occasions where the client is a UK/EU MiFID firm (see below), members of staff may provide entertainment or hospitality, such as a dinner (unconnected with business), sporting, charitable or cultural event of reasonable value provided that the person or Baillie Gifford is present at the event. If the person or Baillie Gifford is not present, then the entertainment becomes a gift and the procedures in section 5.1.8 apply, i.e., gifts above £50 (or equivalent in another currency) should generally not be given by a member of staff.

In considering the hospitality or entertainment event, you should note that attending expensive or exclusive sporting or cultural events can draw criticism. Invitations should not be offered if they could be construed as being unusual or risk creating a sense of obligation to the host or bias in their favour.

In situations of any doubt, consult with your Head of Department.

All entertainment or hospitality must be recorded in the Code of Ethics System.

In many cases the value of an event will not be clear. Here, you should give your best estimate of the value at the time the decision is taken, considering the street value of the event in the eyes of a third party.

For UK/EU MiFID firms, standalone hospitality that is not directly linked to a business event, e.g. sporting events, is prohibited (this restriction applies to hospitality provided to UK/EU MiFID firms only and not to hospitality provided to UK or Overseas segregated clients or suppliers). Acceptable minor non-monetary benefits provided during a business meeting, conference, seminar, or training event are permitted. An acceptable minor non-monetary benefit is one which is capable of enhancing the quality of service provided to the client and consists of hospitality of a reasonable de minimis value such as food and drink. Baillie Gifford have set a de minimis limit of £100 (or equivalent in another currency) per head to allow a reasonable level of hospitality at business events involving UK/EU MiFID firms.

5.1.12.	Entertainment / Hospitality Received

All members of staff must exercise discretion in accepting hospitality. Members of staff should not accept extravagant or excessive entertainment from a client, prospective client, a business in which Baillie Gifford invests, or any person or entity that does or seeks to do business with or on behalf of Baillie Gifford or our clients. Similarly, a member of staff should not accept entertainment from such parties with undue frequency. Extravagant, excessive and undue frequency are not a defined terms and a common sense approach should be adopted. A good test to apply is to consider how acceptance of entertainment would be perceived by a third party and to use your judgement accordingly.

Members of staff may accept entertainment or hospitality, such as a dinner (unconnected with business), sporting, charitable or cultural event of reasonable value provided that the person or firm providing the entertainment is present at the event. If the person or firm is not present, then the entertainment becomes a gift and the procedures in section 5.1.8 apply, i.e., gifts above £50 (or equivalent in another currency) should generally not be accepted by a member of staff.

It is the policy of the firm not to accept standalone hospitality from broker firms.  For this purpose, standalone hospitality would include invitations to and attendance at sporting or cultural events and any associated travel, accommodation, drinks, and meals. This policy would not affect routine business lunches or dinners, or reasonable hospitality attached to conferences or other educational events or social events which are distributed widely and of a de minimis nature (i.e., under £100 (or equivalent in another currency) per head). This covers by way of example a broker drinks evening at which the broader asset management community is invited.

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In considering the hospitality or entertainment event, you should note that attending expensive or exclusive sporting or cultural events can draw criticism. Invitations should not be accepted if they could be construed as being unusual or risk creating a sense of obligation to the host or bias in their favour.

In situations of any doubt, consult with your Head of Department.

All entertainment or hospitality must be recorded in the Code of Ethics System.

In many cases the value of an event will not be clear. Here, you should give your best estimate of the value at the time the decision is taken, considering the street value of the event in the eyes of a third party.

Do not hesitate to ask the host for further information about the event (e.g., cost) in order to reach a decision.

5.1.13.	Travel / Accommodation Costs

In the case of a member of staff receiving hospitality or entertainment, travel and accommodation costs should be paid for by that member of staff or a request made to the organiser of the event that the individual member of staff be invoiced for these costs. Where the third party has arranged a discounted hotel rate or other reduction in the cost of the accommodation or travel, it is reasonable for the member of staff to accept this reduced rate. Likewise, where the host provides communal transport, which is not excessive or unduly lavish, for example the use of a mini bus.

In the case of Baillie Gifford offering hospitality, travel expenses will ordinarily be paid for by the recipient of the entertainment or hospitality. However, there may be occasions where reasonable accommodation costs can be provided by Baillie Gifford subject to this meeting the general principles of this Policy.

5.1.14.	Disclosure

A key aspect of Baillie Gifford’s Inducements Policy is disclosure. Under our procedures, all gifts (other than de minimis) and hospitality which are given or received are recorded in the Code of Ethics System. Disclosures should be made to your normal gifts and entertainment representatives for Trading, Investors and Clients Department, and Compliance for all other departments.

Likewise, all members of staff should consider if an inducement which has been offered or received should be disclosed to a client, or potential client. This will depend upon the circumstances of each case. As an example, where a fee is paid to a third-party consultant in order to place details of Baillie Gifford on a consultant database, we should disclose this payment to any potential client of the consultant who considers us for an investment mandate.

5.1.15.	Client Specific Code of Ethics Requirements

A small number of Baillie Gifford’s clients have specific code of ethics requirements which go beyond Baillie Gifford’s Inducements Policy. Members of staff, and Client Contacts in particular, should consider these additional requirements when giving gifts and/or entertainment to these clients.

For record keeping purposes, Compliance maintain a list of clients with specific Code of Ethics requirements.

5.2.	Restrictions in Connection with the Sale of Package Products, i.e., OEICs

If a firm is required to disclose commission (or commission equivalent) (under COBS 6.4) to a client in relation to the sale of a packaged product, a member of staff should not enter into any of the following arrangements:

—	volume overrides where commission (or commission equivalent) paid in respect of several transactions is more than a simple multiple of the commission (or commission equivalent) payable in respect of one transaction of the same kind; and
—	an agreement to indemnify the payment of commission (or commission equivalent) on terms that would or might confer an additional financial benefit on the recipient in the event of the commission (or commission equivalent) becoming repayable.

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5.3.	Packaged Products Guidance on Reasonable Indirect Benefits

The general principles at the beginning of this section are particularly important in relation to packaged products. Staff must not pay or accept any fee or commission or provide or receive any non-monetary benefit if it is likely to conflict to a material extent with any duty the firm owes to its customers or any duty which the recipient firm (which includes independent intermediaries) owes to its customers.

In relation to the sale of packaged products, we are only able to provide minor non-monetary benefits if they are designed to enhance the quality of service to the client. The list below indicates the kind of benefits that are capable of enhancing the quality of the service provided to a client and, depending on the circumstances, are capable of being given or received without conflicting with client’s best interests. However, these need to be considered on a case by case basis.

Benefits are unlikely to give rise to conflicts if they are:

—	reasonable and proportionate,
—	of a limited scale and nature,
—	do not need to be relied upon by the intermediary,
—	could reasonably not be expected to result in the channelling of business from the intermediary to Baillie Gifford, and
—	do not result in the intermediary recovering more than its reasonable costs.

The list below summarises the kind of reasonable non-monetary benefits which the provider firm can give or receive. This list is summary only and any member of staff should contact the Compliance Department for further guidance before deciding whether to give or accept the benefit (* = only if available to independent intermediaries generally):

1.	Gifts, hospitality, and promotional competition prizes of a reasonable value. Gifts and corporate hospitality given to intermediaries must not exceed an aggregate limit of £1,000 (or equivalent in another currency) per intermediary firm, per calendar year. This limit applies to gifts and corporate hospitality only and excludes conferences, seminars, and training events. For large intermediary firms, the £1,000 (or equivalent in another currency) limit can be applied at regional office level. In addition, events must be designed for business purposes that result in advisers being able to provide a better service to their customers.
2.	A product provider can assist another firm to promote its packaged products so that the quality of its service to clients is enhanced.

Points (3) to (6) in relation to joint marketing exercises:

3.	Generic product literature (letter heading, leaflets, forms, and envelopes) as long as the literature enhances the quality of the service to the client and is not primarily of promotional benefit to the product provider, and the distribution cost is borne by the intermediary.
4.	Freepost envelopes*
5.	Product specific literature (for example, key features, minimum information) subject to specific conditions.
6.	Draft articles, news items and financial promotions for publication in the intermediary’s magazine as long as any cost borne by the provider firm is not more than market rate and excludes any distribution costs.
7.	Take part or pay towards the cost of seminars and conferences organised by another firm as long as it is:
○	For a genuine business purpose
○	Reasonable and proportionate.

Any costs paid should be associated with the level of Baillie Gifford’s participation and by reference to the time that Baillie Gifford staff have played an active role. Baillie Gifford should not be paying all an advisory firm’s costs incurred in running a seminar or conference.

8.	Freephone link *
9.	Technical services
○	Quotations and projections relating to its packaged products and advice on completion of forms or other documents
○	Access to data processing facilities or to data related to the firm’s business
○	Access to 3rd party electronic dealing or quotation systems
○	Software giving information about the firm’s packaged products. Any payments to an intermediary that go beyond that which is required to operate software supplied by Baillie Gifford would not be permitted. Likewise, any payments to develop an intermediary’s general IT systems would not be permitted.
10.	Generic technical information in writing, not necessarily related to the firm’s business* or if it is of a specialist nature is made available to a particular class of intermediary.
11.	Training facilities (lectures, venues, written material, software) *

If Baillie Gifford is giving an advisory firm training on the features and benefits of its products or services, the training should be made reasonably available to all advisory firms that could recommend Baillie Gifford’s products, even if only on a first-come, first-served basis.

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Please note, that whilst this section applies to packaged products, the arrangements in (12) above can also be applied to our institutional business, although consideration must be given to overseas clients with specific code of ethics requirements on inducements.

5.4.	FINRA Specific Requirements for Registered Persons of BGFS

Registered persons of BGFS are not permitted to give or receive any gifts of value in excess of $100 per individual per year to another FINRA member’s registers persons.

Small gifts of less than $100 per year per recipient are aggregated toward the annual gift limit. For further information on BGFS’s Gifts and Entertainment policy, please see the BGFS Written Supervisory Procedures.

5.5.	Specific Requirements for giving or receipt of gifts, hospitality, and entertainment to Korean Public Officials

South Korea’s Anti-Graft Law introduced a general prohibition on giving anything of value and/or benefits to Korean public officials. The Law provides specific threshold limits and several exceptions, including for giving of meals and gifts, and entertainment expenses.

Any activity conducted locally by BGO and its employees or representatives in or into South Korea must be strictly within the prescribed limits and conditions outlined in Appendix I of this Policy. Activity conducted fully out with South Korea should be compliance with the Group Policy standards on Inducements set out above, with due consideration to the fact that certain clients and prospects will similarly be bound by the provisions of the Law.

6.	Acknowledgement and Certification

6.1.	Receipt and Acknowledgement of the Code

All members of staff are required to receive a copy of the Code of Ethics and any amendments to the Code of Ethics. All members of staff are required to complete an annual certification, confirming that they have read the Code of Ethics and acknowledging that they are subject to its requirements. Further, all members of staff confirm through the annual certification that they have complied with the Code and that they have disclosed or reported all information required to be disclosed or reported according to the requirements of the Code.

All certifications of receipt of the Code shall be filed with the Compliance Department by submitting a Certificate of Compliance.

6.2.	Annual Report to Baillie Gifford Boards

The Group Compliance, Legal and Governance Services Director will prepare and submit to the appropriate Baillie Gifford Boards an annual report which:

—	certifies that the firm or investment company as appropriate has adopted procedures designed to prevent Access Persons from violating the Code.
—	identifies any violations of the current procedures for personal securities investing and management’s recommended response; and
—	makes any recommended changes in the procedures, as appropriate, based on operating experience under the Code, evolving industry practices or amendments to applicable laws or regulations.

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Appendix 1

Specific Requirements for giving or receipt of gifts, hospitality, and entertainments to Korean Public Officials

The Anti-Graft Law prohibits (i) making of an “improper request” and (ii) giving of cash or anything else of value (such as hospitality, entertainment, etc.) to public officials.

“Public officials” are defined as government officers, employees of quasi-governmental enterprises, persons serving a public capacity, and employees of media and educational institutions (both public and private), employees of various energy and utility companies, private individuals engaged in public work such an on a committee or doing inspection, employees of universities, newspapers, broadcasters, and online new agencies. Public officials have certain duties to reject, and report improper requests and gifts.

Violations of the Anti-Graft Law by company employees are subject to criminal penalties and/or administrative fines. The company itself will be additionally liable for its employees’ actions, unless it can show it exercised a considerable care and supervision in terms of training, monitoring and control to prevent the violation of the Anti-Graft Law.

I.	Prohibition of Making of an improper request

“Improper requests” include requests that Public Officials to take an action in violation of law regardless of whether or not accompanied by giving cash or other benefit. Examples such as:

—	request a Public Officials go beyond his/her authority or deviate from established laws, or due requirements, procedures, or standards,
—	request a Public Officials to grant an approval on or permit or an exemption,
—	request a Public Officials to sway a public investigation or assessment, or
—	request a Public Officials to sway an allocation of subsidies.

II.	Prohibition of Giving of cash or anything of value

Giving, in virtually any form, to officials is restricted and subject to extremely narrow exceptions. Details are set out below:

	GUIDANCE	EXEMPTION
Giving of gift or “economic benefit” (such as cash, entertainment etc.) to a Public Officer- whether or not having any connection to his/ her duty

The amounts must not exceed in value of KRW 1 million in any one instance or totalling over KRW 3 million annually.

One instance may include a series of meals and gifts during a weekend event.

Gifts, by employees of a company, funded by that company, are aggregated for this purpose.

Exemption may be granted if both conditions are satisfied:

I.      the amounts are within the relevant limits:

i.       for small physical gifts up to KRW 50,000 [KRW 100,000 (KRW 200,000 from 24 days before Lunar New Year’s Day and Chuseok to 5 days after Lunar New Year’s Day and Chuseok) if the gift comprises agricultural or fisheries products],

ii.      Up to KRW 200,000 for small gifts comprising of agricultural or fisheries products given during on or after 24 days prior to Korean New Year or Korean Thanks Giving Day but no later than 5 days from the Korean New Year or Korean Thanks Giving Day,

iii.       for wedding or funeral cash contributions up to KRW 50,000, or floral arrangements worth up to KRW 100,000. If cash contributions and floral arrangements are provided together, the total amount shall not exceed KRW 100,000.

II.     the purpose of the giving is to ‘facilitate the relationship or ‘as a matter of social courtesy’

Exemption may be granted if both conditions are satisfied:

I.      the meal is less than KRW 30,000, and

II.     the purpose of the giving is to ‘facilitate the relationship’ or ‘as a matter of social courtesy’.

Giving of gift or “economic benefit” (such as cash, entertainment etc.) to Public Officials- connected to his/her duty	Prohibited.
Giving of Meals	Prohibited.
Giving of meals, transport, or other expense for an official event which may be sponsored by the BG.

Permissible provided that,

iv.      the event is relevant to the Public Officials’ duties, meals, etc. are provided uniformly to all participants of the event; and,

v.       the amounts must be conventional for such events, and evenly given.

Market abuse
and insider
dealing

Contents

Introduction	01
Application	02
Definitions	02
Requirements and responsibilities	02
Specialist regimes and associated requirements	08
Record keeping	09
Training and awareness	09
Oversight	09
Scope	11
Index of updates	12
Owner	Adam McIntosh
Business use	Internal and external
First published	August 2009

Introduction

The integrity of financial markets is vital to their efficient functioning. The requirements linked to market abuse and insider dealing are designed to ensure market integrity and investor protection, enhancing the attractiveness of securities markets for capital raising.

Preventing, detecting, and punishing market abuse is a high priority for Baillie Gifford’s regulators. Regulators adopt strict enforcement policies and have various powers at their disposal. Formal investigations will result in penalties being imposed on staff and firms where Market Abuse or Insider Dealing is committed. These penalties can be of a criminal, civil or regulatory nature.

The Policy is designed to:

•	Ensure compliance with relevant regulatory requirements applicable to the Baillie Gifford Group; and
•	provide staff with an understanding of what constitutes Market Abuse and Insider Dealing, detailing their personal responsibilities and the procedures which should be followed in respect of inside information.

It also provides information on specialist regimes and associated requirements relevant to Baillie Gifford.

If a member of staff needs advice on any aspect of market abuse and insider dealing, including whether they are in possession of potential inside information/material non-public information; or whether they are permitted to deal in any particular circumstances, the Compliance Department via the email group MNPIQueryGroup@ bailliegifford.com should be contacted.

Application

The Market Abuse regime is wider than the criminal and civil regime of insider dealing and applies to:

•	All persons whether or not authorised.
•	to both on and off market behaviour; and
•	Insider dealing whether or not there was knowledge that the individual was an ‘insider’.

Please refer to the Scope section for a detailed breakdown of Employment, Entity and Regulatory scope.

Definitions

What constitutes market abuse and insider dealing Market abuse: is a concept that encompasses unlawful behaviour in the financial markets and should be understood to consist of insider dealing, unlawful disclosure of inside information, and market manipulation.

Insider dealing: Where an ‘insider’ deals, attempts to deal, or recommends that another person deals on the basis of inside information. The use of inside information to cancel or amend an existing trade is also considered insider dealing.

Unlawful disclosure of inside information: Where an ‘insider’ discloses inside information to another person other than in the proper course of the exercise of his employment, profession, or duties. This is also known as ‘tipping off’.

Market manipulation: The artificial inflation or deflation of the price of a security or influencing the behaviour of market participants with the intent to do so.

Inside information/material non-public information Inside Information, otherwise known as Material Non-Public Information (‘MNPI’), is information of a precise nature, which has not been made public, relating, directly or indirectly, to one or more issuers or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments.

•	Inside information may take the form of information about:
•	better or worse than expected profits.
•	higher or lower than expected dividend.
•	possible or intended take-over.
•	important contracts gained or lost.
•	a company restructure.
•	changes in control.
•	mergers, splits, and spin offs.
•	changes in share capital.
•	decisions concerning share buy-back programmes.
•	changes in expected earnings and losses.
•	dividend information.
•	capital structure changes.
•	potential litigation.
•	change in management or board of directors.
•	changes in management compensation.
•	change in auditors.
•	personal transactions in the company’s shares by the directors or large shareholders.
•	insolvency of debtors.
•	relevant change in the company’s investment policy.
•	court decisions against the company.
•	re-ratings by credit agencies.
•	environmental, social, and corporate governance (‘ESG’) metrics; or
•	material information pertaining to key clients or suppliers that may have a read-through impact on the company.

It is expected that in the normal course of business, members of staff will receive inside information and thus become an ‘insider’. However, an ‘insider’ must ensure that they follow the appropriate firm procedures as detailed in this policy.

Requirements and responsibilities

General policy

It is Baillie Gifford’s general policy not to seek MNPI from any source. You must not seek MNPI or information you reasonably believe would violate a confidentiality obligation or any other duty of care from any source.

Investment decision making is team based, you must be able to provide rationale for your decisions to peer groups and clients.

If you receive any MNPI, you must declare yourself an ‘insider’ (see page 03) which will in turn deem the entire firm as inside and prohibit firm and personal account dealing in the particular financial instrument.

0 2

Receiving MNPI

How would I obtain MNPI?

Inside Information can be obtained directly or indirectly from somebody who has it. This could be a director, employee, shareholder or external supplier or customer of the issuer of financial instruments. By the time inside information reaches Baillie Gifford, it may have passed through more than one person rather than have come directly from the original ‘insider’.

Another source of inside information may be somebody who has no direct contact with the company to which the information applies. For example, if a director of Airline A knows that it has decided to give up routes where Airline B is the only competitor, and that therefore Airline B is very likely to acquire a monopoly of these routes, he becomes an ‘insider’ with regard to Airline B as well as Airline A.

In what circumstances could I potentially be made an ‘insider’?

The most likely circumstances in which we would be put in the position of an ‘insider’ are.

In a conversation, either on the telephone, face-to-face or by e-mail with a broker, analyst, Independent Research Group or an expert referred by an Expert Network Service.

•	In a conversation with a director or employee of a company.
•	One-on-one meeting between company management and ourselves.
•	Meeting between management and a small number of institutional investors, including ourselves.
•	Environmental, Social and Governance (ESG) engagements with companies; or
•	Informal conversations during a chance meeting with a company director or employee at a social event.

Baillie Gifford may also become a corporate insider under US law in cases where it owns, on behalf of a client account, more than 10% of any class of a publicly traded issuer’s equity securities. Due to the strict disclosure requirements applicable to such holdings, the Compliance Department should be contacted before the 10% threshold is exceeded for any issuer whose securities are traded on a US exchange.

What should I do if I think I have information that is price sensitive?

Consider whether the prices of the financial instruments concerned would be significantly different if the information had been made public, take into account both the financial perspective and market sentiment.

Determining whether unpublished information is price sensitive is a matter of judgement and experience.

If you are in any doubt about whether unpublished information which you have about a financial instrument or a company is price sensitive, do not deal in the relevant financial instrument(s) and ask for advice from the Compliance Department.

What should I do if I am not sure whether information is public?

Contact the Compliance Department (MNPIQueryGroup@ bailliegifford.com) for advice if you are unsure whether the information is within the public domain. Examples of steps that may be followed are noted below, however, each will need to be assessed on a case-by-case basis:

•	contact the individual who made us inside and request confirmation that the information has been made public.
•	the ultimate source of the information should be established, and a common-sense judgement made as to whether or not it may be treated as having been made public.
•	if it turns out that the information is not in the public domain, or there is any doubt, encourage the company to make it public emphasising its legal obligation to do so.

Any current or pending orders in the financial instrument must be withdrawn until it is clear that the information has been made public. The only exception to this policy of no dealing when inside on a financial instrument is our ‘Dealing when in possession of Material Non-Public Information – exceptional circumstances’ policy detailed on page 05.

What happens if the information is confirmed MNPI and I become an ‘insider’?

If you become an ‘insider’ it is most likely that you will become a ‘Tippee’. A ‘Tippee’ is a person who receives inside information directly or indirectly from somebody who has it.

You and Baillie Gifford are forbidden to deal in a particular financial instrument, or in particular financial instruments of that particular issuer or issuers of such financial instrument(s).

All financial instruments which are affected must be placed on our insider list by:

•	Sending an email to the ‘Insider Notification’ email group (InsiderNotification@bailliegifford.com)
•	Entitled ‘Inside on [name of the financial instrument]’

This will facilitate the setting up of a restriction in the Front Office System by the Mandate Compliance team. When the information becomes public, and we are cleansed the same email group should be informed by an email entitled ‘No longer inside on [name of the financial instrument]’.

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Any current or pending orders in the financial instrument must be immediately withdrawn. The only exception to this policy of no dealing when inside on a financial instrument is our Exceptional Circumstances policy detailed below.

Dissemination of information

Whilst Baillie Gifford adopts a ‘one in all in’ model (i.e., when one person is inside, we deem everyone in the Firm to be inside), best practice dictates that MNPI should only be shared on a strict need-to-know basis.

Whilst sharing MNPI details with other desks/strategies that hold the company is fine, our policy is to limit the dissemination of MNPI beyond that. Emails sent to the ‘Insider Notification’ e-mail group should not include the MNPI.

MNPI cleansing

What is public information?

Examples of information which has been made public include:

•	Information which has been published by the news service of the Stock Exchange on which the relevant financial instruments are dealt.
•	Information contained in annual and half-yearly reports.
•	Information in the hands of market-makers or ‘the market’ generally.
•	Information which has been derived or deduced, probably by a skilful and experienced analyst or observer, from information which has been made public.
•	Information which has been reported in national newspapers or publicly available websites (websites which require you to log on may not be considered publicly available); or
•	Regulatory disclosures and filings.

You should make our own assessment on whether we have been cleansed of the inside information and the Compliance Department (MNPIQueryGroup@ bailliegifford.com) are available to provide advice if required.

In what circumstances can information which has not been made public be treated as if it had been?

If enough investors and market participants are aware of the information; and it has already affected the price of the relevant financial instruments to the full extent by which it is likely to affect the price.

Information could also be deemed no longer MNPI if enough time has passed since the receipt of information and therefore become stale. However, this will need to be discussed and agreed with the Compliance Department (MNPIQueryGroup@bailliegifford.com).

Market soundings/wall crossings

Brokers have obligations that require them to keep records of individuals that they ’sound out’ whether or not such soundings include the disclosure of inside information and in circumstances where such soundings are declined.

On the basis that Baillie Gifford adopt a ‘one in all in’ policy and Investors are trained to identify MNPI, we do not consider it necessary for the Compliance Department to act as a formal gatekeeper contact point and believe Investors are best placed to assess whether they wish to be brought ‘over the wall’ and continue as the natural point of contact for their broker contacts. However, Investors are free to refer these types of broker enquiries to the Compliance Department to handle via the MNPIQueryGroup@bailliegifford.com contact point.

In the event that brokers contact the Trading Desk in the first instance with a potential market sounding, Traders can refer these to Compliance Department (MNPIQueryGroup@bailliegifford.com) to act as the initial contact point filter in these instances to assess the information.

Market Soundings received by the Compliance department will be handled using a standardised approach. The Compliance department will request non-company name specific information from the broker and take the following approach:

Is BG an exisiting holder?	Duration of inside period	Outcome/action
Yes	Less than 1 week	Generally, Compliance will automatically take the stock name, make BG inside and forward the enquiry onto the relevant investment teams for consideration.

Yes	Greater than 1 week	Compliance will not take the stock name and will identify relevant teams based on the limited information received such as jurisdiction and sector. It will then be up to relevant investors to decide whether to participate in the market sounding.
No	N/A	Compliance will not take the stock name and will identify relevant teams based on the limited information received such as jurisdiction and sector. It will then be up to relevant investors to decide whether to participate in the market sounding.

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Baillie Gifford investment research – external research sources

As part of the investment research process at Baillie Gifford, Investors have the autonomy to use a variety of external research sources including broker research, independent research services (firms or individuals), expert networks and academic relationships.

To understand and manage the risk of receiving inside information, it is important that the Compliance and Legal department are aware of the external research sources used. This is particularly important for the following external research types:

•	Expert Network Services
•	Independent Research Services (firms or individuals) providing a bespoke service to Baillie Gifford Investors and/or performing regulated activities in specific jurisdictions.

Expert Network Services are loosely defined as companies which put investors and advisors in contact with networks of industry experts to assist with professional research. As a result of historical insider dealing cases as a result of experts disclosing MNPI to users of the networks, Expert network engagements are an area of consistent interest from our clients and prospects, through compliance due diligence questionnaires and meetings.

Compliance and Legal department awareness of these services will ensure that due diligence can be conducted, appropriate Market Abuse and Conflicts of Interest protective measures can be implemented (if required), and advice provided to the Investors involved. Please notify Compliance and Legal through either referral of the proposed contractual terms to the Legal – Contracts & IMAs team. When setting up a new research agreement, please also notify the Investor Access, Projects & Support team at researchrelationships@bailliegifford.com to assist with record keeping and co-ordination.

Meetings and communications with Experts who have been introduced through Expert Network Services should only be undertaken by members of the investment team who have received the appropriate insider dealing awareness training. When commencing research on a company which is held by multiple investment teams, it is good practice to notify existing holders prior to taking part in any potential high-risk communications with external parties, such as an expert consultation.

If you suspect you have received information which is inside information through an Expert Network Service, an independent research service or any other source, the standard insider dealing procedures should be followed.

External Board/committee appointments

From time to time, Investors or other relevant Baillie Gifford staff may be invited to take a role linked to public or private companies in which our clients have a significant shareholding interest. Such invitations are often made to the largest shareholders.

Baillie Gifford do not typically have Investors on boards of our investee companies, however; it is not precluded, and these opportunities are viewed as being in alignment with BG’s long-term investment approach and our stewardship policy.

Each potential position should be considered on a case-by-case basis to ensure participation in such a role would not conflict with the duties owed to BG and its clients. Along with recognising a potential increased risk of receiving MNPI, considerations would include time commitment, remuneration, conflicts of interest and disclosure and approval.

If an Investor is interested in taking up a position, approval is required from their Head of investment desk, the Group Compliance, Legal and Governance Services Director, and the Chair of the ELG, prior to being flagged to the Managing Partners and the Management Committee for noting.

Please see section 3.4.3 of the Code of Ethics policy for further details of the referral and assessment process that should be followed before proceeding with such positions.

Whilst the standard MNPI procedures apply as normal, Investors should remain extra vigilant to the inadvertent receipt of MNPI and flag any concerns to the MNPIQueryGroup@bailliegifford.com secure mailbox. In addition, Compliance will introduce additional oversight checks for positions deemed to be higher risk.

Exceptional circumstances – dealing when in possession of MNPI

When providing discretionary investment management services to clients in an agency capacity, our policy is to commit to manage the assets in implementation of and in accordance with the terms of our investment management agreement with each client. This policy applies to our current and any future clients.

As noted above, from time to time, we may become an ‘insider’ with respect to a financial instrument. This can have implications on our ability to make discretionary investment management decisions with respect to the client portfolios holding that financial instrument.

There are certain limited circumstances where we may be permitted to continue trading. In all cases, decisions to permit dealing when in possession of MNPI should be taken in consultation with the Compliance department, based on the facts and circumstances of each case.

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It is our view that the affirmative defences available under both US and UK law (‘safe-harbour’) can be applied to certain circumstances in accordance with a pre-existing portfolio strategy and model, even if we are in possession of MNPI at the time an Investment Order is created.

Under these safe harbour defences, if we are following a client instruction or a non-Investment Manager led business decision and executing an order as we ordinarily would – i.e., processing an order in accordance with a ‘move to model’ order as per previous practice with the account(s) within a strategy – and we can evidence that the MNPI has not been used, then we are able to operate within the safe harbours. The conditions for the safe harbours to apply are:

•	No discretion being used. We must ensure there is no discretion being applied in creating the order and we are merely processing a client instruction or a non-Investment Manager led business decision which can be evidenced as having not been influenced by our knowledge of the MNPI held and can be made independent of the Investment Managers linked to the relevant portfolio strategy and model. This means that the move to model must be made pro-rata and on a timeline in accordance with ordinary procedure. If there are any changes made to weightings, the selection of financial instruments for inclusion or exclusion, or the model portfolio when we are in possession of MNPI, those changes cannot affect the relative percentage of the portfolio allocated to the specific financial instruments in which we have MNPI. Note: Suppression (used to minimise any uneconomic dealing at insignificant size) can still be applied for ‘move to model’ cash flows in these circumstances without being deemed to be discretionary so long as the standard suppression model is applied for the relevant strategy and there is no change to the relative weight that would be given to the financial instrument that we are inside on as a result of the suppression.

•	Not material. The financial instrument affected should not form a material part of the portfolio which is being moved to model. Generally, if a financial instrument involves 5% or more of the portfolio or the model, it should be considered material absent extenuating circumstances. From a materiality perspective, there is less risk around situations where the strategies and portfolios are large (e.g., 70-100 financial instruments) rather than in cases involving more concentrated portfolios (e.g., 20-30 financial instruments) where a particular financial instrument upon which the firm has MNPI is more likely to be individually significant and more material.

•	No intent. There must at all times be no intent to take advantage of the MNPI. This includes refusing to apply new subscriptions or redemptions to trade in a financial instrument when we are aware that the client ordering the subscription or redemption is in possession of MNPI for the particular financial instrument.

•	Consult. Please discuss the facts and circumstances with the Compliance department (MNPIQueryGroup@ bailliegifford.com) before proceeding.

Private Companies

Running private investments side-by-side with other public investment strategies brings a number of benefits for Investors in terms of the ability to leverage off new ideas to the benefit of our clients. However, with no formal information barriers within the firm, we must be cognisant of situations requiring confidentiality and the importance of preventing information leakage that may inadvertently restrict other desks and investment strategies and their ability to deal in an unfettered manner. This is particularly pertinent with our ‘one in all in’ policy when in possession of MNPI.

Although equity investments in Private Companies are not in scope of Market Abuse & Insider Dealing regulatory requirements, when researching Private Companies, Investors need to consider MNPI from three perspectives.

Private companies which have issued financial instruments in scope of market abuse regulations, e.g., bond

In this scenario, any confidential information on the private company which is received by Investors needs to be assessed to confirm whether it is MNPI with respect to any financial instrument(s) issued by the private company which are in scope of the Market Abuse Regulations. If it is concluded that an Investor is in possession of MNPI, the ‘Insider Notification’ email process described on page 03 of the Market Abuse and Insider Dealing Policy should be followed.

Private companies which also represent investments held by other public companies (look through)

Investors need to consider situations where private company investment opportunities also represent investments held by other public companies. ‘Look through’ refers to the impact on the Net Asset Value (‘NAV’) of a public company caused by the likely uplift impact on the valuation of a private company. Investors therefore need to consider whether Baillie Gifford could become an ‘insider’ on a public company as a consequence of receiving confidential information related to a private company.

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When assessing the materiality of confidential information relating to a private company investment opportunity on a public company, a ‘greater than 3% impact on NAV’ rule of thumb is applied to determine whether we are inside on the public company. If the Impact on NAV is greater than 3% this may indicate that we are inside on a public company. In that scenario, the Investor, and the Compliance MNPI Query Group will consider all the facts and circumstances of the scenario in making a final judgement.

If it is concluded that receiving confidential information related to a private company will make us inside on a public company which is already held by Baillie Gifford, private company investors should discuss with the relevant public company investors prior to proceeding with an opportunity and follow the ‘Insider Notification’ email process at the point confidential information classed as MNPI is received. If the private company investors proceed with an investment, it may be appropriate to implement measures to restrict receipt of confidential information in relation to the private company or implement a time lag. Any such measures will be agreed by the Private Companies Conflicts Oversight Group.

Transition to becoming a public company

At the point a private company transitions to become a public company through an Initial Public Offering (‘IPO’) or other means (e.g., Special Purpose Acquisition Company merger), an Investor will need to consider whether confidential information obtained whilst the company was private, will become MNPI at the point the company becomes public. It is likely that any material confidential information on the private company which could be classified as MNPI if the company were public, should be publicised through the various public disclosures and filings made as part of the listing process. However, investors should ensure they consider this on case-by- case basis and follow the ‘Insider Notification’ email process if they believe they are in possession of MNPI at the point the company becomes public.

Rumours policy

The flow of information, when communicated responsibly, is an essential element of efficient markets. Rumours form a part of that, but they must be handled carefully as a rumour may constitute either an attempt to mislead the market, or genuine and specific information that the market would react to if made public.

In our interactions with brokers and other market participants, we will be potential recipients of rumours. By rumour, we mean information that is circulated purporting to be fact, but which has not yet been verified. A statement is unlikely to be considered a rumour if it is clearly an expression of an individual’s or firm’s opinion, such as an analyst’s view of the prospects of a company.

If you suspect that you are in possession of a rumour which may constitute either an attempt to mislead the market, or genuine and specific information that the market would react to if made public, you must inform the Compliance Department via the email group MNPIQueryGroup@bailliegifford.com which will help you follow the relevant steps outlined within the receiving MNPI section on page 05.

Suspicious transaction and order reporting

Market Abuse Regulation obligates any person professionally arranging or executing transactions to establish and maintain effective arrangements, systems, and procedures to detect and report suspicious orders and transactions. Baillie Gifford conduct regular monitoring using a Market Abuse Surveillance system to identify any potential suspicious transactions.

A Suspicious Transaction and Order Report (STOR) is the report on suspicious orders and transactions, including any cancellation or modification thereof, that could constitute insider dealing, market manipulation or attempted insider dealing or market manipulation, which has a harmonised template and is submitted electronically to the Regulators. The Group Compliance, Legal and Governance Services Director is the Suspicious Transaction Reporting Officer.

Possible indications of Suspicious Transactions are:

•	There is unusual trading in the shares of a company before the announcement of price sensitive information relating to the company.

•	An employee’s own account transaction is timed just before clients’ transactions and related orders in the same financial instrument.

•	An order will, because of its size in relation to the market in that financial instrument, clearly have a significant impact on the supply of or demand for or the price or value of the financial instrument, especially an order of this kind to be executed near to a reference point during the trading day – e.g., near the close.

•	A transaction appears to be seeking to modify the valuation of a position while not decreasing/ increasing the size of that position.

•	A transaction appears to be seeking to bypass the trading safeguards of the market (e.g., as regards volume limits; bid/offer spread parameters; etc).

•	A client opens an account and immediately gives an order to conduct a significant transaction or, in the case of a wholesale client, an unexpectedly large or unusual order, in a particular financial instrument – especially if the client is insistent that the order is carried out very urgently or must be conducted before a particular time specified by the client.

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•	A transaction is significantly out of line with the client’s previous investment behaviour.

•	A client specifically requests immediate execution of an order regardless of the price at which the order would be executed.

Where a suspicious transaction is identified, a report including the information below must be sent immediately to the Group Compliance, Legal and Governance Services Director. The report should include as much information as possible about the transaction and the reason for the suspicion.

If there is any doubt about whether a transaction could be suspicious, guidance should be sought from the Compliance Department via the email group MNPIQueryGroup@bailliegifford.com. Any decision about reporting to the UK FCA or any other regulators will be taken by the Group Compliance, Legal and Governance Services Director.

Specialist regimes and associated requirements

Investment trusts

Insider lists Issuers are required to maintain a list of all individuals with access to inside information. As each of the Investment Trusts is an issuer, they are required to establish and maintain relevant lists.

The Insider Lists extend to include relevant staff from the fund manager, auditors, brokers, and solicitors of the Trusts as well as the Directors themselves.

The Investment Trust Department maintain the Insider List for each of the Trusts. Baillie Gifford & Co. maintains an insider list covering all members of staff.

Full details of the procedures for the maintenance of the lists are held by Investment Trust Department and copies can be obtained from the Department.

Share Buy-Backs Share buy-backs are a common means by which our Investment Trusts reduce the number of shares which they have in issue generally to control the discount on the trust’s price. MAR provides an official safe harbour for share buy backs. Given the tight conditions imposed by the safe harbour, our Investment Trusts operate a share buy-back programme which falls outside the scope of the safe harbour. This is standard market practice and the FCA are aware of the approach currently taken by the industry. The FCA have confirmed, under the UK’s pre-MAR regime, that share buybacks falling outside the safe harbour do not constitute market abuse and are not expected to change this view.

The typical process that our investment trusts adopt in respect of share buy-backs is detailed as follows:

•	A proposal is submitted to shareholders, to approve the use of share buy-backs. This proposal will take the form of an annual resolution and be set out in the investment trusts annual report and accounts. This information is also communicated through the Regulatory Information Service (RIS) announcement. Very often, the Boards will communicate in their trust report and accounts how they have used share buy backs during the period and highlight the benefits that they feel the use of such powers have accrued for shareholders.

•	The outcome of the shareholder vote on these resolutions is communicated to the Regulatory Information System (RIS).

•	Baillie Gifford as manager for the investment trusts, implements share buy-back strategies in accordance with the Boards instructions. For example, if the discount moves beyond a certain margin, then action would be taken to neutralise the position.

•	The details of each share buy-back transaction are notified to the Regulatory Information System within one working day and also reported back to the Boards of the Investment Trust.

Persons discharging managerial responsibilities Under MAR the Directors of the Baillie Gifford Investment Trusts fall under the definition of Persons Discharging Managerial Responsibilities (‘PDMR’). PDMRs and their connected persons are required to notify Baillie Gifford and the FCA within 3 working days after the date of a personal trade in an Investment Trust of which they are a PDMR (or connected person). PDMRs are also prohibited from dealing in specific closed periods, as such the Investment Trust Department have implemented pre-clearance procedures for all directors of Investment Trusts. Full details of the pre-clearance procedures can be obtained from the Investment Trust Department.

Holdings in clients/joint venture partners

The decision that we are in the possession of inside information where the information relates to a company that is either a client or a joint venture partner should be taken by an investment Partner and the Compliance Department following consultation with the person who has become the ‘insider’. An investment partner should also decide whether more information is required before we can come to a final decision.

The policy on investing in clients is that we should use normal investment criteria to decide whether to invest in clients unless there would be a high likelihood of a conflict of interest or of us receiving MNPI. So far the only category of client where we have determined there to be a potential conflict is the Investment Trusts, for which we are investment managers.

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Cold shouldering

Cold-shouldering is the most severe form of sanction available to a Takeover Panel. A Cold Shoulder Order prohibits a person from dealing, directly or indirectly in financial markets. The effect of a cold-shoulder order is that no regulated entity or professional adviser may act for the individuals concerned on any relevant financial transactions.

Details of all Cold Shoulder Orders are identified by the Compliance department and analysed to identify if there are any potential impact upon Baillie Gifford’s ability to act on behalf of a client.

Record keeping

Insider list

The Compliance department maintains an insider list which records all instances when the firm was in possession of MNPI. These records include details of the:

•	dates and times of when MNPI was received and subsequently cleansed.

•	MNPI.

•	MNPI cleansing event; and

•	Investment teams/strategies which received the MNPI.

On occasions when you have issued an Insider Notification, you may be asked for additional information to assist Compliance with maintaining this list.

Research library

Baillie Gifford has an internal Research Library web-based application which Investors use to publish proprietary research and investee company meeting notes. This application supports the process to record investment decision rationale detailed in the next sub-section.

Investment decisions (t-notes)

Investors should be aware that any decision to trade in a financial instrument on which we possess MNPI will be identified via Compliance monitoring and could also be subject to external scrutiny from regulators. Since the starting presumption of a regulator will be that the firm has traded on the basis of any MNPI in its possession, it is important to record a contemporaneous rationale on the relevant deal ticket to ensure an adequate audit trail exists to justify the action taken. This is facilitated by the internal Investment Decisions web-based application which prompts Investors for the order rationale.

Electronic communications

Baillie Gifford is required to implement an effective process to identify, retain and retrieve any electronic communication records which are in scope of any regulatory or legal requests. In addition, there is a requirement for all relevant electronic communications relating to client orders to be recorded and retained for seven years, unless specific entity and jurisdictional requirements exist which require the implementation of a different retention period. Bailie Gifford’s Electronic Communication Policy provides guidance on the tools which Investors are permitted to use when communicating information which is relevant to Investment Orders and Trading.

Training and awareness

All new employees receive a compliance induction which raises awareness of the controls in place regarding Market Abuse and Insider Dealing.

All employees receive a personal compliance responsibilities online training module annually which raises awareness of the controls in place regarding Market Abuse and Insider Dealing.

Bespoke Market Abuse and Insider Dealing Training is provided to relevant Baillie Gifford staff on a periodic basis through a variety of mediums such as briefing notes, webinars and townhall sessions.

Any significant changes to the Market Abuse Policy are communicated to all parties in scope via e-mail notification or training sessions, depending on the materiality of the change.

Oversight

Risk based monitoring

The Compliance Department operates an annual risk-based monitoring plan, within which a review of market abuse and insider dealing is incorporated. Monthly Surveillance tests are scheduled to review personal account and firm trading, and electronic communications. Trade surveillance tests review personal account and firm trading against Baillie Gifford’s insider notification e-mails and market data such as price and news feeds, identifying exceptions for further analysis based on pre-set tolerances. The objective of this monitoring is to ensure that no trades have been conducted in financial instruments on which Baillie Gifford were inside.

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The electronic communications test analyses the e-mails and Bloomberg instant messaging of staff members most at risk of obtaining material non-public information. The test involves the running of specific ‘key word’ search terms over communications and analysis of the results by authorised staff in the Compliance department. Ad-hoc reviews of electronic communications may also be undertaken if prompted by the Market Abuse trading analysis monitoring.

The objective of this monitoring is to ensure that staff members complied with this policy when in receipt of material non-public information. It is important for both clients and regulators alike that we are able to conduct monitoring efficiently, therefore your co-operation in answering monitoring queries promptly helps to support the overall aims of the firm.

Regulatory suspicious transaction reporting monitoring On an ad hoc basis, regulators issue information requests to Baillie Gifford, regarding stock decisions taken. The Compliance department is responsible for providing responses to these requests and will use its access to the records detailed on page 09 (Record Keeping) to do this.

Research library restricted access

Access to the internal Research Library (see page 09) is restricted to Investment and Client Department Staff and to Staff with a business need. This is to avoid the unnecessary dissemination of information relating to pending client transactions. Reports received on private company securities in which our clients invest are restricted to teams that require access to ensure that we do not become inside on affiliated listed investments.

The Compliance department review and authorise access to ensure that an appropriate level of independent control is in place. This involves reviewing each individual request to access the Research Library along with an annual access review which is consistent with the Information Systems Security and Access Management Framework.

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Employment scope

Employee type	Definition	In scope
Employee	Employee	•
Partner	Partner	•
Fixed term	Employee	•
Temporary and agency staff	Contingent worker	•
Interns and summer students	Employee	•
Secondees	Employee	•
Individuals providing services via personal service companies	Contingent worker	•
Contractors (with or without systems access)	Contingent worker	•
Independent non-executive directors of bg entities	Contingent worker	•
Non-executive directors of mubg	Contingent worker	•
Staff pension scheme trustees	Contingent worker	•

Entity scope
Entities	Acronym	In scope
Baillie Gifford & Co	BG&Co	•
Baillie Gifford & Co LTD	BG&Coltd	•
Baillie Gifford Overseas LTD	BGO	•
Mitsubishi UFJ Baillie Gifford Asset Management Limited	MUBG	•
Baillie Gifford International LLC	BGI	•
Baillie Gifford Funds Services LLC	BGFS	•
Baillie Gifford Asia (Hong Kong) LTD	BGA(HK)	•
Baillie Gifford Investment Management (Europe) LTD	BGE	•
Baillie Gifford Investment Management (Shanghai) LTD	BGIMS	•
Baillie Gifford Overseas Investment Fund Management (Shanghai) LTD	BGQS	•

Regulatory scope
Regulatory authority	Acronym	In scope
Asset Management Association of China	AMAC	•
Australian Securities & Investment Commission	ASIC	•
Central Bank of Ireland	CBI	•
Dutch Authority for the Financial Markets	AFM	•
Federal Financial Supervisory Authority	BaFIN	•
Financial Conduct Authority	FCA	•
Financial Industry Regulatory Authority	FINRA	•
Financial Sector Conduct Authority	FSCA	•
Financial Services Commission	FSC	•
Ontario Securities Commission	OSC	•
Securities & Exchange Commission	SEC	•
Securities & Futures Commission	SFC	•
Swiss Financial Market Supervisory Authority	FINMA	•

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Index of updates

Date	Comments	Material change	Regulatory requirement
November 2017	Minor housekeeping updates and a change in name from Market Abuse and Insider Dealing Manual to Market Abuse and Insider Dealing Policy.	No	No
May 2018	Minor housekeeping updates to sections 2 and 6.	No	No
September 2018	Change of department name: Dealing Department is now known as Trading Department.	No	Yes
May 2019	Housekeeping updates and updates to Market Abuse cases in the Appendices	No	No
August 2019	Amended Compliance contact for MNPI queries/reports	No	No
March 2020	Section 4.4 updated to show Compliance new mechanistic approach to market soundings. Record keeping increased to include details of why we believe we are inside and how we have been cleansed as well as a list of individuals who have access to the inside information (separate to 1 in all in policy)	Yes	Yes (record keeping only)
May 2020	Annual review – no changes	No	No
December 2020	Changes made to section 7.4 Research Library Restricted Access. Wording updated from ‘unlisted’ to ‘private company’.	No	No
May 2021

The following non-material updates were made as a result of the annual policy review:

•    Clarification added to section 5.3.4 around the concept of ‘need to know’ and the requirement to not share MNPI within insider notification emails.

		No	No

• New External Board/Committee Appointments section added to signpost the outside business disclosure and permission requirements for investor positions outlined with the Code of Ethics Policy.

• Case Study Appendices removed as these will be added to a new Market Abuse section on the Compliance Exchange Page.
April 2022	Amendment to policy (2.1 Market Abuse Regulation and 3.1 Dealing on a regulated market) following the UK departure from the EU on 31 January 2020 (Brexit).	No	No
May 2022	Annual review – Changes include new External Research Services section added within the Firm and Personal Responsibilities section of the policy. This new section formalises the requirement for Investors to refer new potentially higher risk external research providers to Legal and Compliance for due diligence purposes.	No	No
August 2023

Annual review includes new section for ‘Private Companies’ and ‘Electronic Communications’. Policy has been restructured with minor amendments to text. In addition, Enhancements made to the following sections:

•    Exceptional Circumstances Policy – Wording amended to provide greater flexibility around exceptional scenarios which may prompt trading in inside stocks. [Note: This reflects our approach in practice, particularly around scenarios of fund closures where decisions are made by non-Investors and pre-date an applicable insider period].

•   External Research – Wording enhanced to include best practice around Expert Network usage.

		Yes	No

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